Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

ARES COMMERCIAL REAL ESTATE CORPORATION

and

CORNERSTONE REAL ESTATE ADVISERS LLC

Dated as of June 28, 2016

i

ii

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 28, 2016, is made and entered into by and between Ares Commercial Real Estate Corporation, a Maryland corporation (“Seller”), and Cornerstone Real Estate Advisers LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, ACRE Capital Holdings LLC, a Delaware limited liability company (“Parent”), is engaged through ACRE Capital LLC, a Michigan limited liability company (the “Company”), and ACRE Capital Corporation, a Delaware corporation (“ACRE Capital Corp” and, together with Parent and the Company, each an “ACRE Company” and, collectively, the “ACRE Companies”), in lending and servicing, including lending and servicing activities relating to programs of Fannie Mae, Freddie Mac, FHA, GNMA and HUD;

WHEREAS, Seller owns all of the issued and outstanding Units, which represent all of the issued and outstanding membership interests of Parent (the “Outstanding Units”); and

WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, all right, title and interest in and to the Outstanding Units, free and clear of any Liens, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Acquisition Date” means August 30, 2013.

“ACRE Capital Acquisition Agreement” means that Purchase and Sale Agreement by and between The Alliant Company, LLC, Alliant, Inc. and Seller, dated as of May 14, 2013.

ACRE Company Employment Arrangement” means any employment Contract and/or other compensation Contract with any employee or officer of any ACRE Company or any Contract for the provision of services by any director, consultant or independent contractor of any ACRE Company, including but not limited to any Contract providing for loan origination or loan servicing compensation.  with any contractor or independent contractor.

“ACRE Capital Corp” has the meaning ascribed to such term in the Recitals of this Agreement.

“ACRE Company” and “ACRE Companies” have the meanings ascribed to such terms in the Recitals of this Agreement.

“Action” means any action, claim, suit, audit, inquiry, investigation, proceeding, litigation or arbitration, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Affiliate” means, with regards to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms controlled and controlling have meanings correlative thereto.

“Agreement” has the meaning ascribed to such term in the Preamble of this Agreement.

“Ancillary Agreements” means, collectively, the Services Agreement, the Retention Agreements identified in Section 1.1 of the Seller Disclosure Schedule and each other Contract to be delivered hereunder in connection with the transactions contemplated hereby.

“Applicable Requirements” has the meaning ascribed to such term in Section 3.19(c).

“Ares Affiliate Loans” means, collectively, each Mortgage Loan with respect to which the general partner, managing member, controlling shareholder or other controlling interest holder, as applicable, of the borrower entity for such Mortgage Loan is an Affiliate of Seller and identified in Section 3.13(a)(xv) of the Seller Disclosure Schedule as Ares Affiliate Loans.

“Audit Firm” has the meaning ascribed to such term in Section 2.5(b)(ii).

“Borrower” means the obligor under a Mortgage Loan.

“Business” means the lending and servicing business conducted by the ACRE Companies, including, but not limited to, lending and servicing activities relating to programs of Fannie Mae, Freddie Mac, FHA, GNMA and HUD and certain third parties.

“Business Confidential Information” means all information, whether oral, written or electronic, provided to or obtained by Seller or its Affiliates, regarding the Business and the ACRE Companies prior to the Closing.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Intellectual Property” means the Intellectual Property that is owned or used by the ACRE Companies in connection with the Business.

“Business Lease” has the meaning ascribed to such term in Section 3.11(b).

“Business Owned Intellectual Property” means all Business Intellectual Property owned by the ACRE Companies.

“Buyer” has the meaning ascribed to such term in the Preamble of this Agreement.

“Buyer Aggregate De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(a)(ii)(B).

“Buyer De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(a)(ii)(A).

“Buyer Disclosure Schedule” means the disclosure schedule of Buyer referred to in, and delivered to Seller pursuant to, this Agreement, and subject to Section 9.16

“Buyer Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“Buyer Indemnity Amount” has the meaning ascribed to such term in Section 8.4(a)(iii).

“Buyer Insurance Policies” has the meaning ascribed to such term in Section 5.7(a).

“Buyer Threshold” has the meaning ascribed to such term in Section 8.4(a)(i).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Recitals of this Agreement.

“Company Benefit Plan” has the meaning ascribed to such term in Section 3.16(a).

“Company Employee” means each person employed by the Company in the relevant time period.

“Company Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of September 3, 2013, as amended.

“Competing Business” has the meaning ascribed to such term in Section 5.11(a).

“Confidentiality Agreement” means the Letter Agreement, dated September 22, 2015, by and between Buyer and Ares Management L.P.

“Confidential Information” has the meaning ascribed to such term in Section 5.4(a).

“Continuing Employee” has the meaning ascribed to such term in Section 5.8(a).

“Contract” means any contract, agreement, binding arrangement or understanding, obligation, commitment, instrument, loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, franchise, power of attorney, purchase order, lease or license to which a party is bound, in each case as amended, supplemented, waived or otherwise modified.

“Delta” has the meaning ascribed to such term in Section 2.2.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, takeout commitment, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DOL” means the United States Department of Labor.

“DUS Portfolio” means the Mortgage Loans in the Company’s Delegated Underwriting and Servicing portfolio.

“Environmental Claim” means any written complaints, summonses, citations, notices, directives, orders, claims, investigations, notices of violation, proceedings or judgments by any Person in connection with Environmental Laws.

“Environmental Laws” means any applicable Laws related to the protection of human health, the environment or the protection of natural resources.

“Environmental Permits” means any Permits required under any Environmental Law for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any ACRE Company would be deemed to be a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such ACRE Company, or that is a member of the same “controlled group” as such ACRE Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Statement” has the meaning ascribed to such term in Section 2.4(a).

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 2.4(a).

“Estimated Purchase Price” means (a) the Fixed Cash Consideration; minus (b) $1.15 million in respect of certain change of control payments; minus (c) the amount, if any, by which the Estimated Net Working Capital is less than $5 million; plus (d) the amount, if any, by which the Estimated Net Working Capital exceeds $8.75 million.

“Fannie Mae” means the Federal National Mortgage Association, a government-sponsored enterprise duly organized and existing under the Laws of the United States.

“Fannie Mae Guide” means the Fannie Mae Multifamily Selling and Servicing Guide, including any exhibits, appendices or other referenced forms, as such may be amended, modified, supplemented, restated or superseded from time to time.

“FHA” means the Federal Housing Administration, an agency within HUD.

“Final Closing Statement” has the meaning ascribed to such term in Section 2.5(a).

“Final Net Working Capital” has the meaning ascribed to such term in Section 2.5(a).

“Financial Statements” means, collectively, the following financial statements of the Company:  (a) audited balance sheets as of December 31, 2013, 2014 and 2015, and audited statements of income and cash flow and changes in unitholders’ equity for the fiscal years ended December 31, 2013, 2014 and 2015, including all supplemental schedules and reports included therein; and (b) unaudited balance sheet as of March 31, 2016 and any unaudited statements of income and cash flow and changes in unitholders’ equity for the fiscal quarter ended March 31, 2016.

“Fixed Cash Consideration” has the meaning ascribed to such term in Section 2.2.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a government sponsored enterprise duly organized and existing under the Laws of the United States.

“Fundamental Representations” has the meaning ascribed to such term in Section 8.1(c).

“GAAP” means the United States generally accepted accounting principles.

“GNMA” means the Government National Mortgage Association.

“Governing Documents” means the articles of incorporation, bylaws, certificate of formation, operating agreement, partnership agreement or any similar document governing organization and management of a Person.

“Governmental Entity” means any international, supranational, national, provincial, regional, federal, state, municipal, local or other government, any instrumentality, department, commission, agency, bureau, board, subdivision, court, tribunal or judicial or arbitral body, any administrative, regulatory or self-regulatory agency, commission, body, task force or other authority (including any securities exchange or other self-regulatory organization in the securities, financial services, investment or commodity industries), or any quasi-governmental or private body exercising any regulatory, taxing or importing or other governmental or quasi-governmental authority.  For the avoidance of doubt, for purposes of this Agreement, “Governmental Entity” shall exclude the Program Lenders.

“Government Sponsored Program Lender” means each of Fannie Mae, Freddie Mac, FHA, and GNMA and each of their applicable successor entities that is organized, sponsored or licensed by a Governmental Entity or otherwise acting at the direction of a Governmental Entity to conduct the business of the applicable current Program Lender.

“Hazardous Materials” means all materials, substances or wastes defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” or “contaminant,” or words of similar meaning and import, under the Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any Environmental Law, including polychlorinated biphenyls (PCBs); asbestos; urea-formaldehyde foam insulation (UFFI), and petroleum products and byproducts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filings” has the meaning ascribed to such term in Section 5.16(a).

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means, with respect to any Person, without duplication:  (a) indebtedness for borrowed money; (b) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor.

“Indemnified Parties” has the meaning ascribed to such term in Section 8.3.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII of this Agreement.

“Insurance Policies” has the meaning ascribed to such term in Section 3.10(a).

“Intellectual Property” means all registered and unregistered trademarks, trade names, service marks, trade dress and domain names; registered and unregistered copyrights; rights in computer software, databases and data; patents; trade secrets and other proprietary information; and applications to register any of the foregoing.

“Intercompany Accounts” means all intercompany receivables, payables and other transactions existing between Seller or any of its Affiliates (other than an ACRE Company), on the one hand, and an ACRE Company, on the other hand.

“Intercompany TRS Transactions” has the meaning ascribed to such term in Section 3.12(o).

“Interim Quarterly Financials” means the Company’s unaudited balance sheet, unaudited statements of income and cash flow and changes in unitholders’ equity for any fiscal quarter ending after March 31, 2016 and prior to the Closing Date, including all supplemental schedules and reports included therein, to be prepared by the Company and delivered to Buyer within 45 days following such fiscal quarter end.

“Investor” means Fannie Mae, Freddie Mac, FHA, GNMA or any other private or public investor or credit enhancer for which the Company is originating, has sold, and has been or, prior to Closing, will be servicing, Mortgage Loans.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the knowledge, after due inquiry, of those individuals set forth on Section 1.1(a) of the Buyer Disclosure Schedule.

“Knowledge of Seller” means the knowledge of those individuals set forth on Section 1.1(a) of the Seller Disclosure Schedule, after due inquiry (including inquiry of Edward Hurley and Justin Kennedy).

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, codes, rules, regulations, requirements, ordinances or Orders promulgated by any Governmental Entity or Program Lender.

“Leased Properties” has the meaning ascribed to such term in Section 3.11(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, deed of trust, priority, pre-emptive right, right of first refusal or similar rights of others, charge or other lien (whether arising by Contract or by operation of Law), other than (a) mechanic’s, carriers’, workmen’s, repairmen’s, materialmen’s, landlord’s and similar Liens arising or incurred in the ordinary course of business; (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (c) Liens for Taxes or other similar charges not yet due and payable or being contested in good faith by appropriate procedures and, if so contested, for which adequate accruals or reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property; (e)  Liens arising under securities Laws or by virtue of the rights of customers, suppliers, contractors and others having business dealings with any ACRE Company in the ordinary course of business under general principles of commercial law; (f) Liens securing Indebtedness of any of the ACRE Companies set forth in Section 3.13(a)(viii) of the Seller Disclosure Schedule (excluding any intercompany borrowings); and (g) purchase money Liens and Liens securing obligations under capital lease arrangements.

“Losses” means any and all losses, fines, fees, penalties, deficiencies, liabilities, Taxes, claims, damages, judgments, settlements, awards, obligations, interest, and reasonable costs and expenses (including reasonable attorneys’ fees, costs of investigation and disbursements).

“Master Loss Sharing Agreement” means the Amended and Restated Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement, dated as of June 1, 2012, by and between Fannie Mae and the Company.

“Material Adverse Effect” means any event, circumstance, development, condition, occurrence, change or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the assets, liabilities, business, operations, results of operations or financial condition of the ACRE Companies, taken as a whole, other than any event, circumstance, development, condition, occurrence, change or effect, resulting from (a) the effect of any change in the general economic condition of the United States economy following the date hereof; (b) any proposed changes in, or adoption of, Laws following the date hereof (or interpretations thereof), excluding changes in, or adoption of Laws (or interpretations thereof), that would reasonably be expected to (i) result in the shutdown of any Government Sponsored Program Lenders or (ii) result in a decrease of fifty percent (50%) or more, which percentage shall be solely for the purpose of this clause (b)(ii) and not for any other purposes related to this definition of Material Adverse Effect or otherwise, of the Fannie Mae and Freddie Mac multifamily lending caps, on a combined basis, in any year; (c) any changes in GAAP following the date hereof (or interpretations thereof); (d) the effect of any change arising in connection with any outbreak of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters or any other similar acts of nature, or any escalation or material worsening thereof after the date of this Agreement; or (e) any effect resulting from the execution, public announcement, consummation or existence of this Agreement, or the consummation of the transactions contemplated hereby (except, in the case of clauses (a), (b), (c) and (d) to the extent such events, circumstances, developments, condition, occurrences, changes, or effects, disproportionately affects the ACRE Companies, taken as a whole, relative to that of the competitors of the ACRE Companies, or would reasonably be expected to prevent or materially delay the consummation of the closing).

“Material Contracts” has the meaning ascribed to such term in Section 3.13(a).

“Material License and Service Contracts” means any software license and similar agreement (and any ancillary or related agreement) covering any system or software provided by a third party to any ACRE Company that is material to the ACRE Companies and designed for use in the management of loan portfolios.

“Mortgage” means a mortgage, deed of trust, security deed or other security instrument securing a Mortgage Note.

“Mortgage Loan Schedule” means the list of all of the outstanding Mortgage Loans and Serviced Loans as of the date of such schedule, attached hereto as Section 3.19(a) of the Seller Disclosure Schedule.

“Mortgage Loans” means the mortgage loans originated by the ACRE Companies under a mortgage loan program established by the Program Lenders.

“Mortgage Note” means a written promise to pay or repay a sum of money and interest at a fixed or variable interest rate during a specified term evidencing a Mortgage Loan.

“Mortgage Servicing Agreement” means an agreement between the Company, on the one hand, and an Investor, a servicer or other party, on the other hand, setting forth the terms and conditions under which the Serviced Loans have been and are to be serviced or subserviced by the Company or which may be incorporated in general guidelines and rule issuances of a Program Lender (such as the applicable Fannie Mae Guide, Freddie Mac Multifamily Seller/Servicer Guide, 4060.1 REV-2: Mortgagee Approval Handbook, Mortgage-Backed Securities (MBS) Guide 5500.3, Rev. 1, or equivalent guidelines or rules), including provisions setting out loss sharing, pass-through, co-insurance and similar obligations, and all amendments and modifications to such agreements.

“Mortgaged Property” means the parcel or parcels of property securing a Mortgage Note and which is the subject of the related Mortgage.

“Net Working Capital” means, as of any applicable date of determination, an amount equal to: (a) the current assets of the Company, which are solely those in the categories in the rows labeled “Cash,” “Interest Receivable,” “Miscellaneous Receivables,” “Service Fees Receivable,” and “Other Assets” as set forth under the header “Net Working Capital Calculation” on the Reference Closing Statement, minus (b) the current liabilities of the Company, which are solely those in the category in the row labeled “Current Liabilities” as set forth under the header “Net Working Capital Calculation” on the Reference Closing Statement.  The Estimated Closing Statement shall be prepared in the same form and on the same basis as the Reference Closing Statement.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.5(b)(i).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off Balance Sheet Arrangements” means, with respect to any Person, any obligation or liability that does not appear as a liability on the balance sheet of such Person and that constitutes (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) obligations, liabilities and Indebtedness of such Person arising under any interest rate, currency or commodity hedge, cap, collar, swap, derivative or similar transaction and (d) obligations, contingent or otherwise, of such Person under any “synthetic” lease, Tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered Indebtedness for borrowed money for Tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Order” means any decision, decree, order, writ, judgment, stipulation, award, injunction (whether temporary, preliminary, or permanent), temporary restraining order, consent order or other order in any suit or proceeding, including an administrative proceeding or enforcement action, by any Governmental Entity.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Outstanding Units” has the meaning ascribed to such term in the Recitals of this Agreement.

“Parent” has the meaning ascribed to such term in the Recitals of this Agreement.

“Parent Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Parent, dated as of August 12, 2015, as amended.

“Permits” has the meaning ascribed to such term in Section 3.15(a).

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint venture, a trust, a business trust, cooperative, foreign trust or foreign business organization or any other similar entity or organization, including a Governmental Entity and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending on the last day of a Straddle Period.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.

“Pre-Closing Tax Returns” shall have the meaning ascribed to such term in Section 5.9(a).

“Program Lender” means (i) each of Fannie Mae, Freddie Mac, FHA, and GNMA, and (ii) to the extent applicable, third parties, and each their respective successor entities (as applicable) that holds, controls, owns, insures or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by the Company and excluding any Borrower or any guarantor of any Borrower under such Serviced Loans).

“Purchase Price” has the meaning ascribed to such term in Section 2.2.

“Reference Balance Sheet” means the unaudited balance sheet of the Parent as of March 31, 2016, as attached hereto as Section 1.1(b) of the Seller Disclosure Schedule, which has been prepared in accordance with GAAP.

“Reference Closing Statement” means, collectively, the illustrative closing statement as attached hereto as Section 1.1(c) of the Seller Disclosure Schedule and the Reference Balance Sheet.

“Registered Intellectual Property” has the meaning ascribed to such term in Section 3.17(a).

“Regulatory Filing” has the meaning ascribed to such term in Section 3.4.

“Release” means any release, spill, emission, migration, pouring, emptying, injecting, leaching, dumping, discharge or disposal of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, partners, managers, members, employees, agents, representatives, financial advisors, lenders, consultants, accountants and attorneys.

“Required Restricted Reserve Amount” means the “Aggregate Restricted Liquidity Requirement,” as that term is defined in Part I of the Fannie Mae Guide, applicable to the ACRE Companies as of the Closing Date.

“Revenue Event” has the meaning set forth on Section 8.7 of the Seller Disclosure Schedule.

“Schedule Supplement” has the meaning ascribed to such term in Section 5.10(b).

“Securities Act” has the meaning ascribed to such term in Section 3.2(a).

“Seller” has the meaning ascribed to such term in the Preamble of this Agreement.

“Seller Aggregate De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(b)(ii)(B).

“Seller De Minimis Claim Amount” has the meaning ascribed to such term in Section 8.4(b)(ii)(A).

“Seller Disclosure Schedule” means the disclosure schedule of Seller referred to in, and delivered to Buyer pursuant to, this Agreement, and subject to Section 9.16 hereof.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 8.3.

“Seller Indemnity Amount” has the meaning ascribed to such term in Section 8.4(b)(iii).

“Seller Threshold” has the meaning ascribed to such term in Section 8.4(b)(i).

“Seller’s Refunds” has the meaning ascribed to such term in Section 5.9(h).

“Serviced Loan” means an outstanding mortgage loan that is serviced or subserviced by any of the ACRE Companies under any Mortgage Servicing Agreement.

“Services Agreement” means the services agreement entered into as of the date hereof to be effective immediately following the Closing.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, which (a) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers, or trustees thereof is at the time owned, controlled or held by, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, controlled or held by, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” (including, with correlative meaning, the term “Taxes”) means all United States federal, state and local, and foreign, income, gross receipts (including, for the avoidance of doubt, business & occupation tax and commercial activity tax), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under § 59A of the Code), capital stock, capital gains, franchise, escheat, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, customs, duties, governmental fees and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax, fines or penalties applicable thereto, imposed by any Tax Authority, and shall include any liabilities for Taxes of any other Person by Contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local or non-U.S. Law.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the assessment, determination, collection, imposition or administration of any Taxes.

“Tax Claim” has the meaning ascribed to such term in Section 5.9(g).

“Tax Return” means any federal, state, local, or foreign Tax return, declaration, statement, claim for refund, report, schedule, form, and information return and any amendment, attachment and supplement thereto.

“Third Party Claim” has the meaning ascribed to such term in Section 8.5(b).

“Transfer Taxes” has the meaning ascribed to such term in Section 5.9(d).

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“TRS” has the meaning ascribed to such term in Section 3.12(e).

“Units” means the limited liability company interests of Parent.

“Updated Mortgage Loan Schedule” means a schedule in the form of, and containing the same type of information as reflected on, the Mortgage Loan Schedule, updated as of a date not more than ten (10) Business Days prior to the Closing Date.

“Warehouse Line” has the meaning ascribed to such term in Section 5.15.

“Working Capital Dividend” has the meaning ascribed to such term in Section 2.4(b).

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of Outstanding Units.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Outstanding Units, free and clear of any Liens.

Section 2.2                                    Purchase Price.  Subject to the terms and conditions of this Agreement, Buyer shall pay and deliver to Seller aggregate cash consideration equal to the Purchase Price, as finally determined pursuant to Section 2.5 below.

The “Purchase Price” shall consist of: (a) Ninety Three Million Dollars ($93,000,000) (the “Fixed Cash Consideration”); minus (b) $1.15 million in respect of certain change of control payments; minus  (c) the amount, if any, by which the Final Net Working Capital is less than $5 million; plus (d) the amount, if any, by which the Final Net Working Capital exceeds $8.75 million; provided that if a Working Capital Dividend has been paid and Final Net Working Capital is less than $8.75 million, (such difference, the “Delta”), the Purchase Price shall be reduced by an amount equal to the lesser of (i) the Delta and (ii) the Working Capital Dividend; provided further that nothing in the foregoing proviso shall limit an adjustment to the Purchase Price pursuant to clause (c) above.

Section 2.3                                    The Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Goodwin Procter LLP located at 620 8th Ave, New York, NY 10018 at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after the first date on which the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that on such date, all of the conditions set forth in Article VI have been and continue to be satisfied or waived.  Notwithstanding the foregoing, the Closing may take place at such other time or location or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  Subject to the terms and conditions of this Agreement, Seller and Buyer shall use their commercially reasonable efforts to cause the Closing to occur within ninety (90) days after the execution of this Agreement; provided, that notwithstanding anything to the contrary in this Section 2.3, Buyer shall have the right, in its sole and absolute discretion, to extend the Closing Date for a period of up to thirty (30) days following the date that all of the conditions set forth in Article VI have otherwise been satisfied or waived (which, for the avoidance of doubt, shall require Seller provide Buyer the certificate set forth in Section 2.3(b)(vi) dated as of the date of Seller’s notice pursuant to this sentence) by providing the Seller with written notice that it irrevocably and permanently waives the conditions to Closing set forth in Section 6.1(a).  At the Closing, as a further condition of the Closing, the parties, as applicable, shall take the following actions:

(a)                                 Buyer shall deliver or cause to be delivered to Seller:

(i)                                     by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least two (2) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price, as set forth on the Estimated Closing Statement delivered pursuant to Section 2.4(a);

(ii)                                  a certificate of Buyer signed by an authorized officer of Buyer, dated as of the Closing Date, certifying to the satisfaction of the conditions set forth in Section 6.2(a)(i)-(ii), in the form attached hereto as Exhibit A; and

(iii)                               duly executed counterparts of each Ancillary Agreement to which Buyer is a party.

(b)                                 Seller shall deliver or cause to be delivered to Buyer:

(i)                                     an assignment to Buyer of the Outstanding Units, free and clear of all Liens, in the form attached hereto as Exhibit B;

(ii)                                  (x) a copy of the certificate of formation of Parent, certified as of a date not more than five (5) calendar days before the Closing Date by the Secretary of State of the State of Delaware, (y) a copy of the certificate of formation of the Company, certified as of a date not more than five (5) calendar days before the Closing Date by the Michigan Department of Consumer and Industry Services; and (z) copies of the Parent Operating Agreement and the Company Operating Agreement, in each case as in effect immediately prior to the Closing, certified by the secretary or equivalent officer of each of Parent and the Company;

(iii)                               a copy of the certificate of incorporation of ACRE Capital Corp, certified as of a date not more than five (5) calendar days before the Closing Date by the Secretary of State of the State of Delaware;

(iv)                              a certificate of good standing (or its equivalent) for each of Parent and ACRE Capital Corp issued by the Secretary of State of the State of Delaware, as of a date not more than five (5) calendar days before the Closing Date;

(v)                                 a certificate of good standing (or its equivalent) for the Company issued by the Michigan Department of Consumer and Industry Services, as of a date not more than five (5) calendar days before the Closing Date;

(vi)                              a certificate by Seller signed by an authorized officer of Seller, dated as of the Closing Date, certifying to the satisfaction of the conditions set forth in Section 6.1(a)(i)-(iii), in the form attached hereto as Exhibit C;

(vii)                           an affidavit of Seller prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date indicating that Seller is not a foreign person, in the form attached hereto as Exhibit D; provided, however, that that if Buyer does not receive a properly executed affidavit, as described above, from Seller, then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to Seller in accordance with Section 2.5(d);

(viii)                        a copy of the resolutions or consent of Seller’s Board of Directors, in its capacity as owner of the Outstanding Units, certified as of the Closing Date by an authorized officer of Seller, authorizing (x) the execution and delivery of this Agreement and the Ancillary Agreements, to the extent applicable, and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent applicable, and (y) the assignment of 100% the Outstanding Units to Buyer, and in each case such written consent shall be in full force and effect and not revoked as of the Closing Date;

(ix)                              the original securities transfer and corporate minute books (or their equivalent) for each ACRE Company;

(x)                                 executed resignations or evidence of removal of the officers, directors, managers or similar person of each ACRE Company requested by Buyer in writing at least two (2) Business Days prior to the Closing Date, effective as of the Closing; and

(xi)                              duly executed counterparts of each Ancillary Agreement to which Seller and/or an ACRE Company is a party.

Section 2.4                                    Estimated Closing Statement.

(a)                                 No later than seven (7) days prior to the date on which the Closing is scheduled to occur, Seller shall cause to be prepared and delivered to Buyer, at the sole expense of Seller, a statement (as adjusted for any Working Capital Dividend pursuant to the last sentence of Section 2.4(b), the “Estimated Closing Statement”) that sets forth in reasonable detail Seller’s reasonable estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”).  The Estimated Closing Statement shall be (i) compiled from the books of account and other financial records of the ACRE Companies and (ii) prepared (x) in accordance with the Reference Closing Statement but excluding the effects of any purchase accounting adjustments resulting from the transactions contemplated by this Agreement, except to the extent that the definition of Net Working Capital is inconsistent therewith, in which case the definition of Net Working Capital shall control, and (y) in a manner consistent with the preparation of, and in the same form and containing the same line items as, the Reference Closing Statement. Seller shall consult with Buyer regarding the preparation of the Estimated Closing Statement, and, until the Final Closing Statement has been delivered, provide Buyer and its

Representatives, upon prior written request of Buyer, reasonable access to Seller’s work papers and any work papers of Seller’s independent accountants, in each case, to the extent used in connection with the preparation of the Estimated Closing Statement (provided that the independent accountants of Seller shall not be obligated to make any work papers available to Buyer or its Representatives unless and until Buyer has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants), and Seller shall make reasonably available during normal business hours to Buyer and its Representatives relevant Seller’s personnel responsible for the preparation of the Estimated Closing Statement, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in Buyer’s review of the Estimated Closing Statement and the calculation of the Estimated Purchase Price.

(b)                                 In the event that the Estimated Closing Statement delivered pursuant to Section 2.4(a) shall reflect Estimated Net Working Capital in excess of $8.75 million, within two (2) Business Days of receipt of the Estimated Closing Statement, Buyer may, in its sole discretion, advise Seller that it is waiving the restriction set forth in Section 5.1(a)(iv)(C)(5) such that Parent shall be permitted to declare and pay a dividend to Seller, which must be paid prior to the Closing, in an amount not to exceed, in the aggregate, the amount by which Estimated Net Working Capital exceeds $8.75 million (any such dividend, a “Working Capital Dividend”).  If Parent shall pay a Working Capital Dividend to Seller as contemplated by this Section 2.4(b), the amount of such dividend shall be deducted from the Estimated Net Working Capital for the purposes of determining the Estimated Purchase Price.

Section 2.5                                    Final Closing Statement.

(a)                                 Final Closing Statement.  No later than sixty (60) days following the Closing Date, Buyer shall cause to be prepared and delivered to Seller, at the sole expense of Buyer, a statement (the “Final Closing Statement”) that sets forth in reasonable detail Buyer’s calculation of the Net Working Capital as of the Closing Date (the “Final Net Working Capital”).  The Final Closing Statement shall be (i) compiled from the books of account and other financial records of the ACRE Companies and (ii) prepared (x) in accordance with the definition of Net Working Capital and/or the Reference Closing Statement, as applicable, but excluding the effects of any purchase accounting adjustments resulting from the transactions contemplated by this Agreement, and (y) in a manner consistent with the preparation of, and in the same form and containing the same line items as, the Reference Closing Statement.

(b)                                 Dispute.

(i)                                     The Final Closing Statement, and the amounts set forth therein, shall be final and binding on the parties hereto unless, within thirty (30) Business Days after receipt by Seller of the Final Closing Statement, Seller shall deliver a written notice to Buyer of its disagreement with the calculation of any of the line items in the Final Closing Statement that specifies the amount of the proposed adjustment for each line item in dispute and the substance of any disagreement asserted in reasonable detail (the “Notice of Disagreement”).  The Notice of Disagreement shall only set forth objections based on (x) arithmetic error or (y) the Final Closing Statement not being prepared (A) in accordance with the definition of Net Working Capital and/or the Reference Closing Statement, as applicable, and (B) in a manner consistent with the preparation of, and in the same form and containing the same line items as, the Reference Closing Statement.  Seller shall be deemed to have agreed with all items and amounts contained in the

Final Closing Statement and the calculations set forth therein, other than as specified in the Notice of Disagreement.  If the Notice of Disagreement is timely delivered by Seller as provided herein, Buyer, on the one hand, and Seller, on the other hand, will, during the fifteen (15) Business Days following delivery of the Notice of Disagreement, use their commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Notice of Disagreement, which shall be resolved within the range represented by Buyer’s and Seller’s respective positions.  For the purposes of complying with this Section 2.5(b)(i), after the Closing and until any disputes with respect to the Final Closing Statement are resolved in accordance with this Section 2.5(b), Buyer shall provide Seller and its Representatives, upon prior written request of Seller, reasonable access to Buyer’s work papers and any work papers of Buyer’s independent accountants, in each case, to the extent used in the preparation of the Final Closing Statement, and Buyer shall make reasonably available to Seller and its Representatives relevant Buyer personnel responsible for the preparation of the Final Closing Statement, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in Seller’s review of the Final Closing Statement; provided that the independent accountants of Buyer shall not be obligated to make any work papers available to Seller or its Representatives unless and until Seller has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants.

(ii)                                  If Buyer and Seller are unable to reach agreement on the Final Closing Statement during the fifteen (15)-Business Day period described above, they shall promptly thereafter designate a firm of independent accountants (the “Audit Firm”) of nationally recognized standing reasonably satisfactory to Buyer and Seller to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Closing Statement.  If Buyer and Seller do not agree on the selection of the Audit Firm within ten (10) Business Days following the end of the fifteen (15)-Business Day period described above, either party may request the American Arbitration Association to appoint, within fifteen (15) days from this request, a firm of independent public accountants of nationally recognized standing with significant experience relating to purchase price adjustments in the financial services industry, which is independent of each of Buyer and Seller, to serve as the Audit Firm.  At the time of submission of the dispute to the Audit Firm, Buyer and Seller will each submit a written statement setting forth in such detail as they deem appropriate their respective positions with respect to only the disputed matters.  There will be no ex parte communications between Buyer or Seller and the Audit Firm with respect to the disputed matters, other than written answers by the parties to written questions from the Audit Firm.  All written communications to or from the Audit Firm and Buyer or Seller will be delivered simultaneously to the other party.  In determining the Final Closing Statement, the Audit Firm (1) shall be bound by the definitions and other applicable provisions set forth in this Agreement, (2) shall consider only those items or amounts in the Final Closing Statement as to which Seller has disagreed, as set forth in the Notice of Disagreement, and (3) shall base its review solely on the written statements prepared by the parties and supporting documents provided by the parties and the responses to any written questions from the Audit Firm.  The decision of the Audit Firm shall not be based on an independent examination or audit of the financial or accounting records of the ACRE Companies or their respective predecessors or legal discovery process.  The determination of the Audit Firm with respect to each line item in dispute with respect to the Final Closing Statement shall be within the range represented by Buyer’s and Seller’s respective positions as set forth in the Final Closing Statement and the Notice of Disagreement, respectively.  The parties shall use commercially reasonable efforts to cause the Audit Firm to deliver to Buyer and Seller, as promptly as practicable, and in any event within thirty (30) days, after referral of the disputed matters to the Audit Firm a written report setting forth its determination with respect to each of the disputed matters as provided in this Section 2.5(b)(ii).  The determination of the Audit Firm shall be final, binding and conclusive, shall not be subject to appeal and shall be deemed to have been accepted by Buyer and Seller, subject only to manifest error.  The fees and expenses of the Audit Firm shall be borne by Buyer, on the one hand, and by Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Audit Firm, which allocation shall be determined by the Audit Firm at the time the Audit Firm renders its determination on the merits of the matters submitted to it.

(c)                                  Adjustment Payment.

(i)                                     If the amount of the Purchase Price exceeds the amount of the Estimated Purchase Price, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.5(c)(ii), the amount of such excess.  If the amount of the Estimated Purchase Price exceeds the amount of the Purchase Price, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.5(c)(ii), the amount of such excess.

(ii)                                  Any payment pursuant to Section 2.5(c)(i) shall be made at a mutually convenient time and place (and in any event within ten (10) Business Days after the date of determination by the Audit Firm pursuant to Section 2.5(b)(ii)) and by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account or accounts of such other party as may be designated by such other party in writing.  The amount of any adjustment payment to be made pursuant to this Section 2.5(c) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “Prime Rate” as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed.

(d)                                 Tax Withholding.  In the event that Buyer reasonably determines a deduction or withholding is required to be deducted and withheld under applicable Law, Buyer shall inform Seller of such determination and consult with Seller in good faith concerning such proposed deduction or withholding, provided, however, that thereafter Buyer shall be entitled to deduct and withhold appropriate amounts (without duplication). To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

Section 2.6                                    Further Assurances.  In case at any time after the date of this Agreement and from time to time any further action is or documents are necessary or appropriate to carry out the intents and purposes of this Agreement or to effectuate the transactions contemplated hereby, including to vest Buyer at and following the Closing with valid and legal title to the Outstanding Units, free and clear of all Liens, the directors, officers, members and employees of the parties or their controlled Affiliates shall take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement as reasonably requested by the other party including to execute, deliver and file any such further documents, Contracts, certificates, instruments, keys and records as may be reasonably necessary or appropriate to carry out the intents and purposes of this Agreement or to effectuate the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedule, subject to Section 9.16 hereof, Seller hereby represents and warrants to Buyer as set forth below as of the date hereof and on and as of the Closing Date:

Section 3.1                                    Organization and Good Standing.  Seller and each ACRE Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power (corporate or otherwise) and authority to own its assets and to carry on its business as currently conducted, except (in the case solely of Seller) where the failure to have such power (corporate or otherwise) and authority or be in good standing would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.  Each ACRE Company is duly qualified to do business and is in good standing (where applicable) as a foreign corporation or limited liability company in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.  Seller has made available to Buyer prior to the execution of this Agreement true and complete copies of the Governing Documents of each ACRE Company and the membership interest record book, the minute book and other corporate or similar organizational records of each ACRE Company.

Section 3.2                                    Capitalization.

(a)                                 Section 3.2(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the authorized equity securities of any kind of each ACRE Company which are issued and outstanding.  The Units constitute all of the issued and outstanding equity securities of any kind of Parent.  The equity securities of each ACRE Company have been duly authorized and validly issued, are fully paid, nonassessable and free and clear of any preemptive or other similar rights and have not been issued in violation of any applicable Laws or each such ACRE Company’s Governing Documents or any Contract to which such ACRE Company is a party or by which its properties or assets are bound.  Other than as set forth in the Governing Documents of the ACRE Companies and other than this Agreement, there are no: (i) outstanding equity securities of any ACRE Company convertible into or exchangeable or redeemable for equity securities of such ACRE Company; (ii) outstanding options, warrants, rights, subscription, call, put, unsatisfied preemptive rights or other agreements or rights of any kind to purchase or otherwise acquire from any ACRE Company or Seller any Units or other equity securities of any ACRE Company (or any right, the value of which is related to or based upon the price or value of any Units or other equity securities of any ACRE Company); or (iii) obligations (whether or not contingent) of any ACRE Company to issue any Units or other equity securities convertible into or exchangeable or redeemable for Units or other equity securities of any ACRE Company.  There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any Units or other equity securities of any ACRE Company.  There are no bonds, debentures, notes or other Indebtedness of any ACRE Company having voting rights (or convertible into equity securities having voting rights).  Other than the Governing Documents of the ACRE Companies, there are no agreements with respect to the voting or control, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of any Units or other equity securities of any ACRE Company.  None of the ACRE Companies have the right or obligation to acquire under any Contract or otherwise receive, any equity securities of any other Person.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall have good, valid and marketable title to all of the Outstanding Units, free and clear of all Liens.

(b)                                 None of the ACRE Companies (i) has any Subsidiaries, (ii) owns, directly or indirectly, any equity interest in any Person or has any direct or indirect equity or ownership interest in any business or (iii) is a member of or participant in any partnership, joint venture or other entity.

Section 3.3                                    Authorization and Enforceability.  Seller and each ACRE Company has the requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, as applicable, to perform its respective obligations under this Agreement and the Ancillary Agreements to which it is a party, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller and each ACRE Company of this Agreement and the Ancillary Agreements to which it is a party, as applicable, and the consummation by Seller and each ACRE Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Seller and each ACRE Company and no other limited liability or corporate proceedings, as applicable, on the part of Seller or any ACRE Company are necessary to authorize the execution, delivery and performance by Seller and each ACRE Company of this Agreement or the Ancillary Agreements to which it is a party, as applicable, or to consummate the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement to which Seller or any ACRE Company are parties, as applicable, have been (or at the time of the Closing, if such documents are to be delivered at Closing will be) duly and validly executed and delivered by Seller or such ACRE Company, as applicable, and, assuming due authorization, execution and delivery by the counterparties thereto, when executed and delivered by Seller and each ACRE Company, as applicable, shall constitute (or, at the time of the Closing, if such documents are to be delivered at Closing will constitute) a valid and legally binding obligation of Seller or such ACRE Company, as applicable, enforceable against Seller or such ACRE Company, as applicable, in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation and other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors’ and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

Section 3.4                                    Regulatory Filings.  No filing, registration or declaration with, notification to, or authorization, consent, license, clearance, approval or authorization of any Governmental Entity or Program Lender (collectively, “Regulatory Filings”) is required to be obtained or made by Seller or its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the ACRE Companies or Seller, as applicable, or to consummate the transactions contemplated hereby and thereby, except (a) any HSR Filings, and (b) as set forth on Section 3.4 of the Seller Disclosure Schedule.

Section 3.5                                    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation by Seller and the ACRE Companies of the transactions contemplated hereby and thereby, do not, (a) assuming that all consents referenced in Section 3.4 above have been obtained, require a consent or approval under, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, or create in any party the right to accelerate, terminate or cancel, or require any notice or consent under any of the terms, conditions and provisions of, any Material Contract, (b) violate the Governing Documents of Seller or any ACRE Company, (c) assuming that all consents referenced in Section 3.4 above have been obtained, conflict with or violate any Law or Order applicable to Seller or any ACRE Company or any of their respective assets or (d) result in the creation of, or require the creation of, any Lien upon (i) any  Outstanding Units or other equity interests or (ii) any assets of any ACRE Company, other than, in the case of clauses (a), (c) or

(d)(ii), as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.

Section 3.6                                    Financial Statements.

(a)                                 Seller has made available to Buyer true and complete copies of the Financial Statements and will provide promptly to Buyer true and complete copies of Interim Quarterly Financials for June 30, 2016 and each quarter thereafter until the Closing Date.  The Financial Statements have been, or with respect to the Interim Quarterly Financials not yet delivered, will be, prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as disclosed in the footnotes thereto, as applicable) and fairly present, in all material respects, the consolidated financial condition and consolidated results of operations, unitholders’ equity and consolidated cash of the Company as of the respective dates thereof and for the periods referred to therein, except in the case of unaudited quarterly financial statements, for the absence of footnotes and subject to normal year-end audit adjustments which are, individually or in the aggregate, not material.

(b)                                 Parent’s (i) unaudited balance sheet as of December 31, 2015 and unaudited statement of operations for the fiscal year ended December 31, 2015, and (ii) unaudited balance sheet as of March 31, 2016 and unaudited statement of operations for the fiscal quarter ended March 31, 2016 have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved and fairly present, in all material respects, the consolidated financial condition and consolidated results of operations of Parent as of the respective dates thereof and for the periods referred to therein, except for the absence of footnotes and, in the case of the unaudited quarterly financial statements, subject to normal year-end audit adjustments which are, individually or in the aggregate, not material.

(c)                                  The Company maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s consolidated assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability of the Company’s assets is compared with existing assets at regular intervals.  Since the Acquisition Date, the books and records of the Company have been maintained in accordance with the customary business practices of the Company in all material respects.  The ACRE Companies have possession of all material books, records and other material documents (whether in paper or electronic form) pertaining to their respective businesses, properties and assets (including business plans, financial statements, work papers, Tax Returns and all documents (or copies thereof) evidencing the origination of Mortgage Loans and the files relating to each such Mortgage Loan).  Since the Acquisition Date, none of the ACRE Companies have received any advice or notification from their independent accountants that the ACRE Companies have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the ACRE Companies, any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

Section 3.7                                    Legal Proceedings.

(a)                                 There are no (i) Orders outstanding, Actions pending, or, to the Knowledge of Seller, Actions threatened, against Seller (in respect of the Business) or any ACRE Company or, to the Knowledge of Seller, any director, officer or employee of any ACRE Company in his or her capacity as such, in each case that are, individually or in the aggregate, material to the ACRE Companies, taken as a whole,  or would reasonably be expected to expose such ACRE Company to potential liability in excess of $50,000 individually or $200,000 in the aggregate, or (ii) pending or, to the

Knowledge of Seller, threatened investigation or audit by any Program Lender or any Governmental Entity into the businesses or operations of the ACRE Companies.

(b)                                 To the Knowledge of Seller, no examination or audit by a Program Lender identified any breach of Law or of any rules or requirements of such Program Lender in any material respect or identified any deficiency in the Business or the operations of the ACRE Companies in any material respect.  Seller and the ACRE Companies have made available to Buyer, prior to the date hereof, all material documentation or communications by any Governmental Entity or Program Lender imposing any material condition, material limitation or material requirement in respect of the ACRE Companies or the Business as of the date hereof, and all material written correspondence between Seller or the ACRE Companies and any Governmental Entity or Program Lender in respect of the ACRE Companies or the Business since the Acquisition Date.

(c)                                  Except as set forth on Section 3.7(c) of the Seller Disclosure Schedule, since the Acquisition Date, no Program Lender has imposed, or to the Knowledge of Seller, threatened to impose, any penalties on Seller (in respect of the Business) or the ACRE Companies, other than individual penalties of less than $2,500, including any modification to loss sharing provisions with any such Program Lenders or an increase in the manner of calculation of required reserve or net worth requirements applicable to the ACRE Companies.

Section 3.8                                    No Undisclosed Liabilities.  Except for liabilities (a) reflected or reserved against in the Reference Balance Sheet (or the notes thereto, as applicable), (b) incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, (c) incurred in connection with the transactions contemplated hereby, (d) that have been discharged or paid prior to the date of this Agreement, or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, the ACRE Companies have no liabilities or obligations of any nature, which, if known, would be required to be reflected on or reserved against or disclosed in the notes to an audited consolidated balance sheet of the ACRE Companies prepared in accordance with GAAP, consistently applied.  Except as set forth in the footnotes to the Financial Statements, none of the ACRE Companies have entered into any Off Balance Sheet Arrangements.

Section 3.9                                    Absence of Certain Changes.  Since the date of the Reference Balance Sheet Date, through the date of this Agreement except as contemplated by this Agreement, the ACRE Companies have continued to operate the Business in the ordinary course of business consistent with past practice in all material respects. Since the date of the Reference Balance Sheet, through the date of this Agreement, to the Knowledge of Seller, there has been no Material Adverse Effect.  Except as contemplated by this Agreement or as set forth on Section 3.9 of the Seller Disclosure Schedule, since the date of the Reference Balance Sheet, no ACRE Company has taken any action that, if taken after the date hereof, would constitute a breach of or require consent under Section 5.1(a)(iv)(C)(1), (2), (3), (4), (5), (7), (11), (12), (15), (16), (18), (19), (20), (22), (24) and (25).

Section 3.10                             Insurance.

(a)                                 Section 3.10 of the Seller Disclosure Schedule sets forth a true and complete list of the existing insurance policies held by the ACRE Companies or Seller and relating to the Business, where any ACRE Company is specifically identified as a named insured (the “Insurance Policies”).

(b)                                 There is no material claim pending or, to the Knowledge of Seller, threatened, or, to the Knowledge of Seller, circumstances that would reasonably be likely to lead to a claim, against any ACRE Company, or against any ACRE Company’s parent company that may implicate insurance coverage available to an ACRE Company under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, or for which an insurance underwriter has reserved rights.  Since the Acquisition Date, (i) the ACRE Companies have timely paid all premiums due under the Insurance Policies and are otherwise in compliance in all material respects with the terms of such policies and (ii) none of the ACRE Companies have received written notice of termination of or any written notice of threatened termination of any Insurance Policy.

Section 3.11                             Real Property.

(a)                                 The ACRE Companies do not own any real property, nor have the ACRE Companies owned any real property since the Acquisition Date.

(b)                                 Section 3.11(b) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by the ACRE Companies (collectively, the “Leased Properties”).  Seller has made available to Buyer a true and complete copy of each Contract under which the ACRE Companies lease, sublease or use the Leased Properties (individually, “Business Lease,” collectively, “Business Leases”).  To the Knowledge of Seller, no Person other than the ACRE Companies has any right to use, occupy or lease any of the Leased Properties under the terms of the applicable Business Lease.  Each Business Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the ACRE Company or ACRE Companies, as the case may be, and, to the Knowledge of Seller, each other party thereto, except (i) as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole and (ii) that such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, the ACRE Companies (A) have not received any written notice from the other party to any Business Lease of the breach or termination or proposed termination thereof and (B) are not in material breach of or default under any Business Lease (and, to the Knowledge of Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default).  None of the ACRE Companies have assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered its interests in the leasehold or sub-leasehold of any Business Lease.

Section 3.12                             Taxes.  Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

(a)                                 All material Tax Returns that are required to be filed by each ACRE Company have been filed with the appropriate Tax Authority, all such Tax Returns are true, correct and complete in all material respects, and all Taxes due and payable (whether or not shown on such Tax Returns) have been paid.

(b)                                 The ACRE Companies have complied, in all material respects, with all applicable Laws relating to the withholding or collection of Taxes for remittance to a Tax Authority on behalf of another person, regardless of the characterization by the ACRE Companies or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of the ACRE Companies, and have duly withheld and collected, and have timely paid over to the appropriate Tax Authority all such Taxes withheld and collected.

(c)                                  No ACRE Company has in effect any waiver or extension of any statute of limitations, or any closing agreements or similar agreements with any Tax Authority, with respect to any Taxes.

(d)                                 No Tax Return or any other Tax form of any kind required by any applicable Law of any ACRE Company is the subject of an audit or other examination, and no ACRE Company is subject to any inspection of any kind presently in progress with respect to Taxes.  No ACRE Company has been notified of any request for such an audit or other examination or inspection, and no ACRE Company has knowledge that any such action, examination or inspection is being contemplated.  No adjustment relating to any Tax Return filed by any ACRE Company has been proposed in writing (or otherwise to the knowledge of any ACRE Company) by any Tax Authority.  No deficiency for any Tax has been asserted or assessed by a Tax Authority against an ACRE Company that has not been satisfied by payment, settled, or withdrawn.  There has been no claim in writing to any ACRE Company by any Tax Authority in a jurisdiction where such ACRE Company does not file Tax Returns that it may be subject to Tax by such jurisdiction, that has not been previously resolved.

(e)                                  Since August 7, 2013, Parent has been a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) (“TRS”) of Seller.  Parent made an election on IRS Form 8832 to be taxed as an association taxable as a corporation, and such election was effective as of August 7, 2013.

(f)                                   None of the ACRE Companies has engaged in any “reportable transaction” as defined in Treasury Regulation § 1.6011-4(b).  None of the ACRE Companies has taken any positions on its Tax Returns that would be required to be disclosed under Section 6662 of the Code (or comparable provisions of state, local or foreign Law).

(g)                                  There are no Liens for Taxes upon any of the assets of the ACRE Companies other than in respect of any Tax liability not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h)                                 None of the ACRE Companies has granted to any other person any power of attorney that is currently in force with respect to any Tax matter relating to such entity.

(i)                                     None of the ACRE Companies is a party to, bound by, or obligated under, any Tax sharing or allocation agreement or similar Contract or arrangement, other than customary provisions dealing with Taxes of agreements entered into in the ordinary course of business the principal purpose of which is not related to Taxes (such as credit agreements); provided, that such excluded agreements shall not include any Contract entered into in connection with the acquisition or disposition of an entity or business.

(j)                                    None of the ACRE Companies is properly classified as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code.

(k)                                 No ACRE Company (i) is or since the Acquisition Date has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (ii) has any liability for Taxes of any Person (other than another ACRE Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract, or otherwise.

(l)                                     No ACRE Company has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m)                             No ACRE Company has any operations outside of the United States or is currently subject to Taxes in any foreign jurisdiction.

(n)                                 No ACRE Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any:  (i) change in method of accounting for a Pre-Closing Tax Period; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing; or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of an ACRE Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(o)                                 All transactions between Parent and its Subsidiaries, on the one hand, and Seller and any of its other Affiliates, on the other hand (“Intercompany TRS Transactions”) were undertaken on arm’s length terms similar to those that would have applied had such transactions been between unrelated parties, and Parent and Seller maintain documentation substantiating the pricing practices and methodology with respect to Intercompany TRS Transactions.  No Tax Authority has asserted or proposed in writing to Seller or any ACRE Company, or their respective controlled Affiliates, an adjustment to any Intercompany TRS Transaction due to any redeterminations under Section 857(b)(7) of the Code.

Section 3.13                             Material Contracts.

(a)                                 Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of Contracts (other than Contracts relating to Derivative Transactions) in effect as of the date of this Agreement to which any ACRE Company is a party or by which it is bound, which are in the categories listed below (collectively, the “Material Contracts”):

(i)                                     each employment Contract and/or compensation Contract with any employee or officer employed for such ACRE Company or any Contract for the provision of services by any director, consultant or independent contractor of such ACRE Company, including but not limited to any Contract providing for loan origination or loan servicing compensation, in each case providing for annualized base salary in excess of $100,000;

(ii)                                  any Contract with a Program Lender or other Investor, including any seller servicing Contract, loss-sharing Contract and credit support Contract, other than credit facility Contracts (and any ancillary Contracts thereto) by and among a Program Lender, a Borrower, and such ACRE Company;

(iii)                               any Contract (other than the Governing Documents of any ACRE Company) evidencing joint ventures, limited liability companies, partnerships or similar agreement in which such ACRE Company has an interest that is material, individually or in the aggregate, to the operation of the ACRE Companies, taken as a whole;

(iv)                              any Contract which contains any non-competition or exclusive dealing arrangement or any other agreement or obligation which limits in any material respect the ability of such ACRE Company, or after the Closing Date, Buyer or any of its Affiliates, to compete in any line of business or with any other Person, or in any geographic area, or which purports to limit or restrict the ability of such ACRE Company, or after the Closing Date, Buyer or any of its Affiliates, to solicit clients or employees;

(v)                                 (i) any Contract (other than employment Contracts and other compensation Contracts with consultants or independent contractors, in each case with an ACRE Company) which contains any non-competition or exclusive dealing arrangement or any other agreement or obligation which limits in any material respect the ability of any Company Employee to compete in any line of business or with any other Person, or in any geographic area, or which purports to limit or restrict the ability of the Company Employee to solicit clients or employees;

(vi)                              any Contract (other than employment Contracts and other compensation Contracts with consultants or independent contractors, in each case with an ACRE Company) pursuant to which any Company Employee is required to assign to the Company or to any other Person any rights to any invention, improvement or discovery, or which imposes a duty of confidentiality on the Company Employee;

(vii)                           any Business Lease and any Contract entered into to purchase or that provides for the option to purchase, any real estate;

(viii)                        any Contract or series of related Contracts evidencing or relating to Indebtedness of such ACRE Company or guarantee related thereto, including the Warehouse Line and any other mortgage warehousing and/or security agreement to which any ACRE Company is a party;

(ix)                              any Material License and Service Contract and any other Contract pursuant to which such ACRE Company (A) has acquired any license or other right to use any material Business Intellectual Property, other than commercially available software with an aggregate license fee obligation of less than $50,000 in any year, or $200,000 in the aggregate, or (B) has granted to any third party any license or other right to use any material Business Intellectual Property owned by such ACRE Company;

(x)                                 any Contract for capital expenditures or the acquisition or construction of fixed assets requiring payments by such ACRE Company in excess of $50,000 in any year;

(xi)                              any Contract of a category not otherwise specifically provided for herein that has a payment obligation to any Person in excess of $100,000 in any year, or $250,000 in the aggregate, that is not terminable by notice of thirty (30) days or less or that requires the payment of any amount to terminate;

(xii)                           any Contract evidencing or relating to any obligations of such ACRE Company with respect to the issuance, sale, repurchase or redemption of any membership interests or equity securities of such ACRE Company;

(xiii)                        any Contract relating to (A) the acquisition or disposition by such ACRE Company of any business or capital stock or other equity interests of any other

Person or (B) the future acquisition or disposition of a material portion of the assets of any Person or such ACRE Company, respectively, other than in the ordinary course of business;

(xiv)                       any Contract, other than Contracts with third-party vendors in the ordinary course of business, providing for indemnification rights or obligations, “earn outs” or other contingent payments of any type other than in the ordinary course of business;

(xv)                          any Contract with Seller or any of its Affiliates (other than such ACRE Company) or any current officer or former director of such ACRE Company or its manager, on the one hand, and such ACRE Company, on the other hand (other than employment Contracts);

(xvi)                       any Contract under which such ACRE Company has made loans, advances, contributions or investments or has committed or is obligated to do so in any other Person (other than an ACRE Company), other than any Mortgage Loans entered into in the ordinary course of business;

(xvii)                    any outsourcing, servicing or sub-servicing Contract which has an aggregate payment obligation to any Person in excess of $50,000 in any year, or $200,000 in the aggregate;

(xviii)                 any irrevocable power of attorney given by such ACRE Company to any Person for any purpose whatsoever with respect to such ACRE Company;

(xix)                       any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby; and

(xx)                          any outstanding written commitment to enter into any agreement of the type described in subsections (i) through (xix) of this Section 3.13.

(b)                                 Each Material Contract is in full force and effect and is a valid and binding obligation of the applicable ACRE Company, enforceable against the applicable ACRE Company, and to the Knowledge of Seller, against the other parties thereto, in accordance with its terms, except (i) as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, and (ii) that such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  None of the ACRE Companies nor, to the Knowledge of Seller, any other party, is in material breach of or default under any Material Contract (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach or default by any ACRE Company or, to the Knowledge of Seller, any other party under such Material Contract), except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.  None of the ACRE Companies has received any written notice from any counterparty to any Material Contract that such counterparty intends to terminate such Material Contract.  Seller has made available to Buyer a true and complete copy of each Material Contract.

Section 3.14                             Labor.

(a)                                 With respect to the Company Employees, (i) the Company is not, nor since the Acquisition Date has been, a party to or bound by any collective bargaining agreement with a labor union or organization, no such agreement or Contract is being negotiated by Seller or its Affiliates as of the date hereof and no labor union or organization currently represents any of the Company Employees, (ii) no union organizing activities involving any labor organization, including but not limited to any petitions or requests by any labor union or organization for recognition as the Company Employees’ exclusive bargaining representative, are pending or, to the Knowledge of Seller, threatened, (iii) there is no labor strike or work stoppage pending, or, to the Knowledge of Seller, threatened, (iv) the Company is not involved in or, to the Knowledge of Seller, threatened, with any organized labor dispute, material grievance, or litigation relating to labor matters involving any Company Employees, including violation of any federal, state or local labor, safety or employment Laws, charges of unfair labor practices or discrimination complaints, and (v) to the Knowledge of Seller, the Company is not alleged to have engaged in any material unfair labor practices within the meaning of National Labor Relations Act.

(b)                                 The Company: (i) is, and at all times since the Acquisition Date has been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment wages and hours, the classification and treatment of independent contractors and collective bargaining, in each case, with respect to the Company Employees; (ii) is not liable for any arrears of wages in any material amount; (iii) has no knowledge of any pending or threatened complaints regarding any Company Employees’ overtime exemption status or entitlement to wages or overtime payments; (vi) has not received notice from any Company Employee whose annual base salary is in excess of $100,000 of his or her intent to resign his or her employment with the Company; (v) has no knowledge of any pending audit or investigation by any governmental agency involving the Company’s compliance with any employment, labor or wage and hour Law or the overtime exemption status of any Company Employee; and (vi) other than in connection with ordinary course withholding obligations, is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Company Employees.

(c)                                  To the Knowledge of Seller, all Company Employees are legally entitled to work in the United States and all Persons employed by the Company since the Acquisition Date were at the time of their employment, legally entitled to work in the United States.

(d)                                 To the Knowledge of Seller, no employee or agent, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement or discovery.  No former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on since the Acquisition Date.

(e)                                  The Company does not employ or otherwise engage any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company and reported on a Form W-2.

(f)                                   Since the Acquisition Date, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

Section 3.15                             Compliance With Law.

(a)                                 Each ACRE Company is, and at all times since the Acquisition Date has been, operating in compliance with all applicable Laws, Orders and program guidelines, policies or other written requirements or written guidance of the Program Lenders, including with respect to applicable reserve or net worth requirements, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.  All approvals, permits, licenses, certificates, variances, exemptions, orders, franchises, consents and other authorizations of and from all Governmental Entities and Program Lenders (collectively, “Permits”) required for the ACRE Companies to conduct and operate the Business, as conducted and operated on the date hereof, are in the possession of the ACRE Companies, are in full force and effect and the Business is operating in compliance therewith, except as would not reasonably be expected to be, individually or in the aggregate material to the ACRE Companies, taken as a whole.  Since the Acquisition Date, none of the ACRE Companies has received any written notice or other written communication from any Governmental Entity or Program Lender regarding (i) any actual or alleged material violation of, or material failure to comply with, any term or requirement of such Permit; or (ii) any actual or proposed revocation, suspension, cancellation or termination of, or material adverse modification to any  Permit.

(b)                                 Since the Acquisition Date, none of the ACRE Companies have taken, nor, to the Knowledge of Seller, have any of their respective directors, officers, agents or employees acting on behalf of any such ACRE Company taken, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government officials (including any officer or employee of a Governmental Entity or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of applicable Law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the ACRE Companies have conducted the Business in compliance with applicable anti-corruption Laws.  None of the ACRE Companies are restricted under Securities and Exchange Commission Rule 206(4)-5 and similar “pay-to-play” Laws from engaging in or receiving compensation for carrying on any portion of the Business.

Section 3.16                             Company Benefit Plans.

(a)                                 Section 3.16(a) of the Seller Disclosure Schedule contains a true and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, (ii) each ACRE Company Employment Arrangement which is a Material Contract, and (iii) each other benefit plan, program, policy, practice, agreement or arrangement, including, without limitation, collective bargaining, retirement, confidentiality, compensation, bonus, incentive or deferred compensation, vacation, stock option, stock purchase,  or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, policy or other arrangement (other than the ACRE Company Employment Arrangements), in each case, whether or not subject to ERISA and whether formal or informal, oral or written, under which (A) any past or present director, officer, employee, independent contractor or consultant of any ACRE Company or, solely with respect to plans, agreements or other arrangements described in Section 3.16(f), any of their respective ERISA Affiliates (including those on layoff, disability or leave of absence) has any present or future right to benefits or (B) any ACRE Company or, solely with respect to plans, agreements or other arrangements described in Section 3.16(f), any of their respective ERISA Affiliates have or would reasonably be expected to have any present or future liabilities (each, a “Company Benefit Plan”) in effect as of the date hereof.  Without limiting the generality of the preceding sentence, Section 3.16(a) of the Seller Disclosure Schedule also sets forth each ACRE Company Employment Arrangement that (1) pays to any Person a percentage of the Company’s loan servicing fees or is considered an “originator commission schedule”, (2) provides for awards that are subject to vesting requirements or (3) provides for performance incentive awards or bonuses (including, for the avoidance of doubt, any deferred awards or bonuses).

(b)                                 The Seller has made available to Buyer prior to the execution of this Agreement with respect to each Company Benefit Plan (as applicable): (i) all plan documents and all material amendments thereto, and all related trust, insurance or other funding documents and arrangements  and, in the case of any unwritten  Company Benefit Plan, a description thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or DOL, (iii) the three (3) most recent annual actuarial valuation, if any, and annual reports (Form Series 5500 and all schedules and financial statements attached thereto) for the last three fiscal years of the Company, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vi) all material correspondence to or from the IRS, the DOL, or any other Governmental Entity.

(c)                                  Each Company Benefit Plan and each ACRE Company Employment Arrangement complies in all material respects with applicable Law and since the Acquisition Date has been administered and operated in all material respects in accordance with its terms and all applicable Laws, including but not limited to ERISA and the Code, and the ACRE Companies and their respective ERISA Affiliates are in material compliance with ERISA, the Code and all other legal requirements applicable to the Company Benefit Plans and ACRE Company Employment Arrangements.  The ACRE Companies and their respective ERISA Affiliates have since the Acquisition Date performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the Knowledge of Seller, there is no default or violation by any other party to, any Company Benefit Plan or ACRE Company Employment Arrangement.  All contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to Insurance Policies funding any Company Benefit Plan, for any period through the date hereof, have since the Acquisition Date been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company, except, in each case, as would not reasonably be expected to result, individually or in the aggregate, in material liabilities to any ACRE Company.

(d)                                 Each Company Benefit Plan or ACRE Company Employment Arrangement which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in compliance in all material respects (in operation and in form) with Section 409A of the Code.

(e)                                  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or advisory or opinion letter, if applicable) as to its qualified status under the Code and no such determination, or advisory opinion letter has been revoked nor, to the Knowledge of Seller, has revocation been threatened, nor has any such

Company Benefit Plan been amended since the date of its most recent determination letter or opinion letter or application therefor in any respect and no other event has occurred since such date that would adversely affect its qualification. Each such Company Benefit Plan has timely adopted all currently effective amendments required by the Code or other legal requirements.

(f)                                   None of the ACRE Companies nor any of their respective ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, or had an obligation to maintain or contribute to any Company Benefit Plan which is (i) subject to Title IV or Section 302 of ERISA (and none of the ACRE Companies nor any of their respective ERISA Affiliates have incurred any direct or indirect liability under or by operation of Title IV of ERISA and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any such direct or indirect liability), (ii) a “multiemployer plan” within the meaning of the Code or ERISA or such other plan pursuant to which the Company or any of its ERISA Affiliates incurred any withdrawal liability (within the meaning of Section 4201 of ERISA), (iii) a “multiple employer plan” as such term is described in Section 413(c) of the Code, or (iv) subject to Section 412 or 4971 of the Code.  To the Knowledge of Seller, no event or transaction has occurred since the Acquisition Date with respect to any Company Benefit Plan that would result in the imposition on the Company of any material Tax under Chapter 43 of Subtitle D of the Code.

(g)                                  No Company Benefit Plan has assets that include securities issued by any ACRE Company or any of their respective ERISA Affiliates, or real property owned by any ACRE Company or any of their respective ERISA Affiliates.

(h)                                 None of the ACRE Companies nor any of their respective ERISA Affiliates nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has since the Acquisition Date engaged in any transactions in connection with any Company Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code.

(i)                                     No Company Benefit Plan or ACRE Company Employment Arrangement provides for post-employment or retiree welfare benefits, except as required by applicable Laws, or for death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(j)                                    No Action has been made, commenced or, to the Knowledge of Seller, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

(k)                                 None of the ACRE Companies nor any of their respective ERISA Affiliates have filed, and are not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(l)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or benefit (including, severance, forgiveness or Indebtedness, or distribution) becoming due, or increase the amount of any compensation due, to any current or former employee or officer, director, consultant or independent contractor of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. There is no Company Benefit Plan or other agreement, plan, arrangement or other Contract covering any employee, director, or independent contractor or former employee, director or independent contractor of the Company that, considered individually or considered collectively with any other such Company Benefit Plans, agreements, plans, arrangements, or Contracts, will give rise to the payment of any amount in connection with the transaction contemplated in this Agreement that would not be deductible pursuant to Section 280G of the Code.  None of the ACRE Companies is a party to any Contract that would require payments, nor does any ACRE Company have any obligation (current or contingent) to pay, to any current or former employee or other service provider of the Company any gross-up or additional payment by reason of the Tax required by Sections 409A, 4999 or any other Section of the Code being imposed upon such person.

(m)                             Seller has made available to Buyer true and complete lists of all Company Employees as of April 30, 2016 and their respective classification as exempt or nonexempt under wage and hour laws, 2016 annualized base salary, 2015 bonuses and 2016 bonus targets.

(n)                                 Each Company Benefit Plan may be amended, terminated, or otherwise modified, except as would not reasonably be expected to result in material liabilities to any ACRE Company.  None of the ACRE Companies has announced its intention to materially modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.  Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability, except for routine administrative costs which would not reasonably be expected to result, individually or in the aggregate, in material liabilities to any ACRE Company.

(o)                                 No Company Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

Section 3.17                             Intellectual Property.

(a)                                 Section 3.17(a) of the Seller Disclosure Schedule sets forth all material Business Owned Intellectual Property that is registered or for which an application to register has been filed (“Registered Intellectual Property”).  Except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, the ACRE Companies own all right, title and interest in all Business Owned Intellectual Property free and clear of all Liens.

(b)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, the ACRE Companies own or have the valid right to use all Business Intellectual Property used in the conduct of the Business as currently conducted.

(c)                                  Except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, the Business Owned Intellectual Property is valid and enforceable.  To the Knowledge of Seller, no third party is infringing or otherwise violating the Business Owned Intellectual Property.

(d)                                 The conduct of the Business does not infringe or otherwise violate any other Person’s Intellectual Property in any material respect, and there are no claims pending or, to the

Knowledge of Seller, threatened against any ACRE Company (i) alleging any such Intellectual Property infringement or other violation, (ii) against the use by such ACRE Company of any Business Intellectual Property, (iii) challenging the ownership, validity or effectiveness of any of the Business Owned Intellectual Property, or (iv) challenging such ACRE Company’s right to use any Intellectual Property licensed by such ACRE Company from any other Person.

(e)                                  The ACRE Companies have taken commercially reasonable precautions to protect the confidentiality of their trade secrets and other confidential or proprietary information.  To the Knowledge of Seller, no Company Employee is in breach of or has violated any confidentiality agreements with any ACRE Company.

(f)                                   The ACRE Companies have implemented commercially reasonable measures designed to ensure physical and electronic protection of the ACRE Companies’ computer systems from unauthorized disclosure, use or modification.  To the Knowledge of Seller, since the Acquisition Date, there have been no violations of physical or electronic security with respect to such computer systems.

(g)                                  The consummation of the transactions contemplated hereby will not alter or impair any rights of the ACRE Companies in the owned Business Intellectual Property or licensed Business Intellectual Property to which an ACRE Company is a direct licensee or trigger any obligation on any ACRE Company to pay a royalty or other fee for the continued use of such owned or licensed Business Intellectual Property in excess of the fees being paid as of the date hereof.

Section 3.18                             Environmental Matters.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole:

(a)                                 with respect to the Leased Properties or at any other real property currently, or formerly, owned, leased or operated by ACRE Companies, the ACRE Companies have been and are in material compliance with all applicable Environmental Laws;

(b)                                 the ACRE Companies are in possession of and in material compliance with all required Environmental Permits;

(c)                                  to the Knowledge of Seller, there has been no Release of Hazardous Materials at, on or under any of the Leased Properties or at any other real property currently, or formerly, owned, leased or operated by the ACRE Companies, caused by, or arising from the operations of, the Company; and

(d)                                 to the Knowledge of Seller, no Environmental Claims have been asserted or threatened in writing against any ACRE Company.

Section 3.19                             Mortgage Loans.

(a)                                 The Mortgage Loan Schedule attached hereto is true and correct in all material respects as of its date, and the Updated Mortgage Loan Schedule to be provided not less than five (5) Business Days prior to Closing shall be true and correct in all material respects as of its date.

(b)                                 Section 3.19(b) of the Seller Disclosure Schedule sets forth a true and correct listing in all material respects as of the date hereof of (i) all mortgage loans under application with the ACRE Companies, (ii) all commitments by the ACRE Companies to fund and deliver mortgage loans, under rate lock or otherwise; and (iii) all Mortgage Loans more than thirty (30) days past due.

(c)                                  (i) Each Mortgage Loan that was made since the Acquisition Date complied in all material respects, at the time of its origination (regardless of any corrective action taken by any Program Lender, such as a risk loss adjustment), with all applicable Laws and requirements of the applicable Program Lender that were in effect as of the origination date for mortgage loans similar to such Mortgage Loan, including such Program Lender’s underwriting guidelines (the “Applicable Requirements”), (ii) each Mortgage Loan that was made since the Acquisition Date presently complies in all material respects with all applicable Laws and requirements of the applicable Program Lender, and (iii) since the Acquisition Date, the ACRE Companies have complied in all material respects with their servicing obligations under the applicable Mortgage Servicing Agreement with respect to each Serviced Loan, including with respect to the applicable required reserves (including the Required Restricted Reserve Amount) and replacement reserve requirements, and with respect to escrow administration procedures and practices.

(d)                                 As of the date hereof, no Mortgage Loan is subject to any foreclosure Action or other mortgage default legal proceeding, by the ACRE Companies or any Program Lender.

(e)                                  From the Acquisition Date to the date hereof, there has been no written demand made to the ACRE Companies, Seller or any of their respective controlled Affiliates, for the repurchase of a Mortgage Loan due to the alleged breach of any representation, warranty or covenant with respect to the Mortgage applicable to such Mortgage Loan, or due to alleged fraud relating to such Mortgage Loan.

(f)                                   Each (i) Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid, subsisting, enforceable and perfected first lien or subordinated lien on the related Mortgaged Property, in each case, on such forms and with such terms as comply with all Applicable Requirements and in the lien priority position set forth in the documentation for such Mortgage Loan, (ii) Mortgage related to a Mortgage Loan creates an ownership interest in an estate in fee simple or ground lease in the Mortgaged Property, (iii) Mortgage Note related to a Mortgage Loan and the related Mortgage is genuine and each was duly and properly executed and is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (iv) Mortgage Loan is not subject to any rights of rescission, set-off, counterclaim or defense, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto, and (v) borrower under each Mortgage has received all disclosure materials required by applicable Law with respect to the making of fixed or adjustable rate mortgage loans, as applicable, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.

(g)                                  To the Knowledge of Seller, as of the date hereof, all buildings or other customary insured improvements upon each Mortgaged Property related to a Mortgage Loan are or will be insured by a qualified insurer acceptable under the Fannie Mae Guide or such other applicable Program Lender guidelines against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.

(h)                                 Any requirements of any applicable Law including usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending Laws, equal credit opportunity, fair housing and disclosure Laws or unfair and deceptive practices Laws applicable to the origination and servicing of mortgage loans of a type similar to the Mortgage Loans made since the Acquisition Date have been complied with, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole. Each Mortgage Loan made since the Acquisition Date at the time it was made complied with applicable local, state, and federal Laws, including, but not limited to, all applicable predatory and abusive lending Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.

(i)                                     The relevant Mortgage Loan files created by the ACRE Companies since the Acquisition Date are complete and accurate in all material respects and are being, and have been since the Acquisition Date, in the ordinary course of business, maintained in all material respects in accordance with all Applicable Requirements.

(j)                                    To the Knowledge of Seller, Section 3.19(j) of the Seller Disclosure Schedule contains a true and complete list since the Acquisition Date of any Company Employee for whom the Company has received written notification of negative feedback or sanction from a Program Lender related to such Company Employee’s performance as an employee of the Company

Section 3.20                             OFAC.

(a)                                 None of Seller or the ACRE Companies or, to the Knowledge of Seller (x) any director, senior officer or trustee of any of the ACRE Companies, (y) any Person on whose behalf any of the ACRE Companies is acting, or any Person who directly or indirectly beneficially owns securities issued by any of the ACRE Companies is: (i) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC or is a Person whose property or interest in property is blocked under sanctions administered by OFAC; (ii) a national or resident of, an entity organized or chartered by or in, a government instrumentality of or an organization with a place of business in a country or territory that (A) is the subject of any country or region-wide sanctions administered by OFAC (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria), or (B) has been designated as a High Risk or Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering; (iii) a Person engaged, directly or indirectly, in any transactions or other activities prohibited by applicable OFAC sanctions; (iv) a “Foreign Shell Bank” within the meaning of the USA PATRIOT ACT; or (v) a Person that is designated under Section 311 or Section 312 of the USA PATRIOT ACT by the Secretary of the Treasury as warranting such special measures due to money laundering concerns.

(b)                                 None of the ACRE Companies or their respective Affiliates is directly or indirectly 50% or more beneficially owned by any Person or Persons described in Section 3.20(a).  To the Knowledge of Seller, since the Acquisition Date none of the ACRE Companies or their respective Affiliates has provided services to, engaged in transactions with, has had possession or control of property or property interests of, or has had any contractual obligation to any Person described in any of clauses (i) through (v) of Section 3.20(a), nor do any of such circumstances currently exist, in each case in violation of applicable Law.  For purposes of the preceding sentence, the references to the most current list of

“Specially Designated Nationals” and the most current “Consolidated Sanctions List” in clause (i) of Section 3.20(a) shall refer to any such list in effect during the existence of any of the circumstances described in the preceding sentence.   The ACRE Companies have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing and to ensure that the ACRE Companies comply in all material respects with any obligation to “block” assets that may come into their possession or control and to report such blocked assets or attempted transaction by such persons to OFAC.

Section 3.21                             Anti-Money Laundering Compliance.  The ACRE Companies have complied in all material respects with the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the rules and regulations administered by OFAC.  Each of the ACRE Companies has implemented policies and procedures reasonably designed to prevent such ACRE Company from being used to facilitate money laundering.

Section 3.22                             Brokers’ Fees.  None of Seller or the ACRE Companies nor, to the Knowledge of Seller, any of their respective Representatives, have employed or incurred any liability or obligation to pay any fees or commissions to any broker, investment banker, financial advisor or other Person with respect to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Seller, except those for which Seller will be solely responsible.

Section 3.23                             Sufficiency of Assets.  The tangible and intangible assets and properties owned, leased or licensed by the ACRE Companies as of the Closing Date, together with the services identified in Section 3.23 of the Seller Disclosure Schedule, will (a) constitute all of the assets and contractual rights, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the ACRE Companies, and (b) include all of the operating assets of the ACRE Companies.

Section 3.24                             Risk Management Instruments.  Section 3.24 of the Seller Disclosure Schedule sets forth all Contracts relating to Derivative Transactions entered into by the ACRE Companies and in effect as of the date hereof.  All such Contracts relating to Derivative Transactions entered into by the ACRE Companies were duly and validly authorized thereby and were entered into consistent in all material respects with past practice and applicable Laws and policies of any Governmental Entity and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the ACRE Companies in all material respects.  All of such Contracts relating to Derivative Transactions are valid and binding obligations of the applicable ACRE Companies, enforceable against the applicable ACRE Companies in accordance with their terms, and are in full force and effect except (a) as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole, and (b) that such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  The ACRE Companies and, to the Knowledge of Seller, all other parties thereto have duly performed their obligations under such Contracts relating to Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any ACRE Company or, to the Knowledge of Seller, any other party thereunder, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the ACRE Companies, taken as a whole.

Section 3.25                             Investment Company Act Status.  None of the ACRE Companies is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Buyer Disclosure Schedule, subject to Section 9.16, Buyer represents and warrants to Seller as of the date hereof and on and as of the Closing Date as follows:

Section 4.1                                    Organization and Good Standing.  Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own its assets and to carry on its business as currently conducted, except where the failure to have such limited liability company power and authority or be in good standing would not prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.  Buyer is duly qualified to do business and is in good standing (where applicable) as a foreign limited liability company in each jurisdiction where the ownership or operation of its assets or the conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or to be in good standing would not prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

Section 4.2                                    Authorization and Enforceability.  Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, as applicable, to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party, or to consummate the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreements, to which Buyer is a party, has been (or at the time of the Closing, if such documents are to be delivered at the Closing will be) duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller when executed and delivered by the counterparties thereto, shall constitute (or, at the time of the Closing, if such documents are to be delivered at the Closing will constitute) a valid and legally binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation and other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors’ and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

Section 4.3                                    Regulatory Filings.  No Regulatory Filings with any Governmental Entity or Program Lender are required to be obtained or made by Buyer or its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or to consummate the transactions contemplated hereby and thereby, except any HSR Filings and as set forth on Section 4.3 of the Buyer Disclosure Schedule.

Section 4.4                                    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not (a) violate the Governing Documents of Buyer or (b) assuming compliance with Section 4.3 above, conflict with or violate in any respect material to Buyer any Law or Order applicable to Buyer or any of its assets, except with respect to the foregoing clauses (a) and (b) as would not prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder.

Section 4.5                                    Legal Proceedings.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer which would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or to perform its obligations hereunder or thereunder.

Section 4.6                                    Acquisition of Equity for Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Outstanding Units.  Buyer is acquiring the Outstanding Units for its own account, for investment purposes only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Outstanding Units.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that the Outstanding Units have not been registered under the U.S. federal securities Laws or under any state or non-U.S. securities Laws, and that the Outstanding Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder.

Section 4.7                                    Funding.  Buyer has available on hand or from its lines of credit sufficient cash in order to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, including payment to Seller of the Purchase Price at the Closing.

Section 4.8                                    Brokers’ Fees.  Neither Buyer nor, to the Knowledge of Buyer, any of its Representatives have employed or incurred any liability or obligation to pay any fees or commissions to any broker, investment banker, financial advisor or other Person with respect to the transactions contemplated by this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Buyer, except those for which Buyer will be solely responsible.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of the Business.

(a)                                 Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as (i) otherwise expressly contemplated hereby, (ii) required by applicable Law, (iii) set forth on Section 5.1(a) of the Seller Disclosure Schedule, or (iv) consented to by Buyer in writing, Seller shall (A) use its commercially reasonable efforts to cause each ACRE Company to conduct its business in the ordinary course of business consistent with past practice, (B) use its commercially reasonable efforts to conduct its business in accordance with all applicable restricted liquidity, net worth or other requirements of the Program Lenders, and (C) ensure that the none of the ACRE Companies shall:

(1)                                 authorize or effect any amendment to or change any of its Governing Documents;

(2)                                 issue, deliver, pledge, dispose of, grant, transfer, guarantee, encumber or sell, or authorize the issuance, delivery, pledge, disposition, grant, transfer, guarantee, encumbrance or sale of, any equity securities of such ACRE Company, or grant any options, warrants, or other rights to purchase or obtain any of such equity securities;

(3)                                 split, combine, redeem or reclassify, or purchase or otherwise acquire any equity securities of such ACRE Company;

(4)                                 amend any term of any outstanding equity security or equity interest of such ACRE Company;

(5)                                 declare, set aside or pay any dividend or distribution on or in respect of any of the Units or any other equity interests of Parent, except to the extent required to do so by applicable Law;

(6)                                 create any new Subsidiary of such ACRE Company or enter into any joint venture or partnership or other similar agreement or arrangement;

(7)                                 except (A) in connection with funding the origination, sale and servicing of Mortgage Loans in the ordinary course of business and consistent with past practices and (B) Indebtedness (x) of the ACRE Companies outstanding as of the date hereof or (y) that constitutes an Intercompany Account that will be repaid in full prior to the Closing, incur, assume or guarantee any Indebtedness for borrowed money for any Person;

(8)                                 (A) cancel, terminate, or materially modify or amend any Material Contract, other than in the ordinary course of business consistent with past practice or (B) enter into any Contract that would constitute a Material Contract except to the extent expressly permitted under this Section 5.1(a);

(9)                                 enter into any capitalized lease obligation;

(10)                          enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which such ACRE Company or its existing Affiliates or future Affiliates may conduct their respective businesses, or the Persons with whom such ACRE Company’s existing or future Affiliates can compete or to whom its existing Affiliates or future Affiliates can sell products or deliver services;\sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any Lien or otherwise dispose of, any portion of its properties or assets that have a value in excess of $25,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(11)                          (A) merge, consolidate or enter into any other business combination transaction with any Person, (B) acquire (by merger, consolidation or acquisition of equity interests or assets, or any other business combination) any corporation, partnership or other entity (or division thereof) or business or assets, (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof or (D) enter into any option to do any of the foregoing actions;

(12)                          authorize any new capital expenditure, or commitments therefor, in excess of $75,000 in the aggregate;

(13)                          (A) originate or refinance any Mortgage Loan, other than in accordance in all material respects with the Applicable Requirements or (B) materially modify its policies, standards and procedures in respect of originating Mortgage Loans, except as required by Law;

(14)                          originate or refinance any Mortgage Loan where the Program Lender would be Fannie Mae in an amount in excess of $25 million individually or $50 million in the aggregate for a portfolio of related loans;

(15)                          (A) sell, lease, mortgage, transfer, or otherwise dispose of, to any Person any Leased Properties (whether by merger, consolidation or otherwise) other than in the ordinary course of business consistent with past practice, or upon the expiration of any Business Lease pursuant to the terms therein or (B) enter into any lease for real property;

(16)                          (A) adopt, enter into, materially amend or alter, or terminate any Company Benefit Plan or any employment Contract with any Company Employee, director or officer or amend or waive any of its material rights under, or accelerate the vesting under, any provision of any Company Benefit Plans, or (B) grant or agree to grant any increase in the wages, salary, bonus or other cash or non-cash compensation, remuneration, retention, severance or termination pay, or benefits of any Company Employee or current or former director, officer of the Company (except, in each case, that the Company: (1) may provide increases in salary, wages, bonuses or benefits to Company Employees whose annual base salary is less than $100,000 in the ordinary course of business consistent with past practice and pursuant to the terms of any Company Benefit Plan or Contracts existing on the date hereof; and (2) may make, accelerate or pro-rate customary bonus payments, including annual bonus payments, in an amount that is less than $50,000, in the ordinary course of business consistent with past practice, in accordance with bonus and profit sharing plans existing on and, unless otherwise specifically prescribed in such plans, based on the actual performance of the Company through such acceleration date);

(17)                          (A) hire or promote any Company Employee, or modify the job description of any Company Employee or engage any consultant or independent contractor exclusive to the Company for a period exceeding thirty (30) days whose annualized base salary is $100,000 or more; (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement; or (C) terminate the employment of any Person who has an annualized base salary of $100,000 or more other than for cause;

(18)                          adopt or enter into any collective bargaining agreement or other labor union Contract applicable to Company Employees;

(19)                          make any material changes to its methods of accounting, except (A) as required by GAAP or as required by a Governmental Entity, quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or any Program Lender or (B) as required by a change in applicable Law;

(20)                          settle or compromise any claim, litigation or other legal proceeding (or threat thereof), other than (A) those wholly-covered by Insurance Policies, or (B) in the ordinary course of business consistent with past practice in an amount not involving more than $50,000 individually or $200,000 in the aggregate; provided, that, in each case, such settlement or compromise shall not adversely affect the conduct of the Business post-Closing in any material respect;

(21)                          commence any litigation or any administrative proceeding against any Person, other than in connection with this Agreement or the transactions contemplated hereby or Actions brought in the ordinary course of business;

(22)                          knowingly permit any insurance policy held by the ACRE Companies to be canceled or terminated without notice to Buyer unless the ACRE Companies obtain, prior to or concurrently with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the cancelled or terminated policy or such insurance policy has expired pursuant to its terms;

(23)                          make an election or change any election in respect of Taxes; take any position with respect to Taxes that is inconsistent in any respect with a position taken in a prior period; adopt or make any change in any accounting method in respect of Taxes; enter into any Tax closing agreement; concede, settle or compromise any claim, proceeding or assessment in respect of Taxes; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or enter into any Tax sharing agreement or similar agreement in respect of Taxes;

(24)                          knowingly take or fail to take any action, which individually or in the aggregate, would reasonably be likely to jeopardize any issued or pending Program Lender licenses or consents, or which such actions would require material increases in any reserves required to be held by the ACRE Companies;

(25)                          originate any loan that would constitute an Ares Affiliate Loan if it was entered into prior to the date of this Agreement; and

(26)                          agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (1) through (25).

(b)                                 Following the date of this Agreement, upon the request of Buyer, Seller shall cause the ACRE Companies to provide Buyer or its Representatives access to a copy of all Mortgage Loan files relating to all Mortgage Loans refinanced after the date hereof and prior to Closing and (ii) all Government Sponsored Program Lender Mortgage Loans originated after the date hereof and prior to Closing pursuant to mutually agreed procedures designed that the provision of such information, do not unduly interrupt the business or operations of Seller or the ACRE Companies. Seller further agrees that following the date of this Agreement until the Closing Date, Seller shall, upon the request of Buyer (which may include a standing request), use commercially reasonable efforts to provide Buyer a list bi-weekly of all mortgage loans approved, made or reviewed (whether or not approved or made), during such bi-weekly period in substantially the form set forth on Section 5.1(b) of the Seller Disclosure Schedule.

Section 5.2                                    Publicity.  Buyer and Seller agree to communicate with each other and cooperate with each other with respect to any public disclosure of the transactions contemplated hereby.  Buyer and

Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and Seller (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or under the rules or policies of any stock exchange applicable to the disclosing party (in which case the disclosing party shall use commercially reasonable efforts to advise the other party and the other party, to the extent practicable, shall have the right to review such release or announcement prior to its publication).  Seller and Buyer will consult with each other concerning the means by which the ACRE Companies and their employees, customers, and suppliers and other Persons having dealings with the ACRE Companies will be informed of the transactions contemplated hereby.

Section 5.3                                    Access to Information.  Prior to the Closing, Seller shall cause the ACRE Companies to afford the Representatives of Buyer reasonable access, during normal business hours, upon reasonable advance written notice and in a manner so as not to unreasonably interfere with the normal business operations of the Business, to the officers, employees, properties, offices and other facilities of the Business and the books and records thereof, including loan files, computer files, retrieval programs and similar documentation, which, for the avoidance of doubt, includes all Tax Returns, Tax work papers, and other information used to prepare Tax Returns to the extent all of such Tax Returns, Tax work papers, and other information relate solely to the ACRE Companies and do not relate to Seller or an Affiliate of Seller (other than the ACRE Companies or in connection with Ares Affiliate Loans), and shall furnish or cause to be furnished to Buyer with such financial, operating and other data and information with respect to the Business, as Buyer, through its Representatives, may reasonably request; provided that (a) Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for use and disclosure of any such information obtained by its Representatives from Seller, the ACRE Companies or their respective Affiliates or any of the foregoing’s respective Representatives; (b) none of Seller, the ACRE Companies or any of their respective Affiliates or any of the foregoing’s respective Representatives shall be required to provide access to any information or documents which would, in the reasonable judgment of Seller, (i) breach any Contract with any Person, (ii) constitute a waiver of the attorney-client or other privilege held by Seller, the ACRE Companies or any of their respective Affiliates or any of the foregoing’s respective Representatives, or (iii) otherwise violate any applicable Laws; (c) Buyer shall direct its controlled Affiliates and any of the foregoing’s respective Representatives to cooperate reasonably with Seller, the ACRE Companies and their respective Affiliates and any of the foregoing’s respective Representatives; and (d) the independent accountants of Seller, the ACRE Companies and their respective Affiliates and any of the foregoing’s respective Representatives shall not be obligated to make any work papers available to Buyer, its Affiliates or its or their respective Representatives unless and until Buyer has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants.  For the avoidance of doubt, prior to the Closing, to the extent Seller or its Affiliates (other than the ACRE Companies) possesses any original or copy of the books and records of the ACRE Companies, Seller shall use its commercially reasonable efforts to cause to be delivered to the ACRE Companies such books and records to an office of the Company.

Section 5.4                                    Confidentiality.

(a)                                 The information provided pursuant to Section 5.3 or otherwise made available to Buyer, its Affiliates or its or their respective Representatives in connection with the transactions contemplated hereby will be used solely for the evaluation and consummation of the transactions contemplated hereby prior to the Closing Date, and each of the parties shall comply with, and shall cause its Affiliates and its and their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to such information (which shall be deemed “Confidential Information” for purposes thereof).  The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 hereof in accordance with its terms.

(b)                                 From and after the Closing, Seller shall not, and shall cause each of its controlled Affiliates and its or their respective Representatives not to, disclose to any other Person any Business Confidential Information; provided that Seller or its Affiliates or its or their respective Representatives may disclose Business Confidential Information (i) to the extent required by Law, including in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Seller or its Affiliates, or (ii) in order to comply with any Law applicable to Seller or its Affiliates, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Seller or its Affiliates in the course of any litigation, investigation, administrative proceeding or other Action; provided, further, that if Seller or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Business Confidential Information, Seller shall use commercially reasonable efforts to provide Buyer with prompt prior written notice of such requirement, and, to the extent reasonably practicable or permissible, cooperate with Buyer and Buyer’s Affiliates (at Buyer’s expense) to obtain a protective order or similar remedy to cause Business Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, Seller shall furnish only that portion of Business Confidential Information which it has been legally compelled to disclose and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.  Seller hereby agrees, and shall cause its controlled Affiliates, to use commercially reasonable efforts to protect Business Confidential Information by using the same degree of care to prevent the unauthorized disclosure of such Business Confidential Information as Seller uses to protect its own confidential information of a like nature.

(c)                                  In the event that a party hereto becomes aware that any Evaluation Material (as defined in the Confidentiality Agreement) or Business Confidential Information is misused, lost, disclosed to or accessed by an unauthorized Person, such party shall promptly notify the other party in writing of such misuse, loss, disclosure or access.

(d)                                 Business Confidential Information will not include information which (i) becomes available to the public other than as a result of disclosure in violation of this Section 5.4 by the party receiving such information or its Representatives, (ii) was already rightfully known to the party receiving such information or its Representatives (other than by previous disclosure by the other party or its Representatives) as of the date hereof and not subject to any duty of confidentiality (contractual, legal, fiduciary or other) known to such receiving party, (iii) is independently developed by such receiving party without reference to any Business Confidential Information, or (iv) after the date hereof, is made available or known to such receiving party by a Person not connected with Seller or Buyer, as applicable, or their respective Affiliates or its or their respective Representatives and not subject to any duty of confidentiality (contractual, legal, fiduciary or other) known to such receiving party.

Section 5.5                                    Maintenance of Books and Records; Post-Closing Access.

(a)                                 If, after the Closing, Seller determines it, or one of its controlled Affiliates, has an original or a copy of the books, records and other documents (whether in paper or electronic form) relating to the Business, Seller shall promptly deliver or cause to be delivered such original or copy of the books, records and other documents, and will not retain any copies thereof except to the extent permitted by Section 5.5(b) or required by applicable Law.

(b)                                 Each party hereto shall preserve, until at least the tenth (10th) anniversary of the Closing Date, all pre-Closing Date books, records and other documents (whether in paper or electronic form) possessed or to be possessed by such party relating to the Business.  After the Closing Date and up until at least the tenth (10th) anniversary of the Closing Date, upon any reasonable request and written notice from a party hereto or its Representatives, the party holding such books, records and other documents shall (i) provide to the requesting party or its Representatives reasonable access to such books, records and other documents during normal business hours, and (ii) permit the requesting party or its Representatives to make copies of such books, records and other documents, in each case at no cost to the requesting party or its Representatives (other than for reasonable, documented out-of-pocket expenses).  Such books, records and other documents may be sought under this Section 5.5 to the extent reasonably required in connection with the audit, accounting, regulatory requests, litigation, securities disclosure or other similar needs of the party seeking such books, records and other documents, including the defense of any claims made pursuant to Article VIII; provided that the independent accountants of the non-requesting party shall not be obligated to make any work papers available to the requesting party or its Representatives unless and until the requesting party has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants.

(c)                                  From and after the Closing, the parties shall use commercially reasonable efforts to make available to each other, upon written request, their respective Representatives to the extent such Person may be reasonably required for (i) the preparation and/or review of such party’s financial statements or reports filed with any Governmental Entity, including the Securities and Exchange Commission, (ii) any review or audit being conducted on such party’s financial statements and (iii) fact finding, consultation and interviews and as witnesses in connection with any Action in which the requesting party may from time to time be involved relating to the Business or the ACRE Companies, as applicable, as such business was conducted prior to the Closing; provided, however, that none of the parties or their respective Representatives shall be required to provide access to any information or documents which would, in the reasonable determination of such party, (i) constitute a waiver of the attorney client privilege held by such party, its Affiliates or its or their respective Representatives or (ii) violate any applicable Laws.  Except as otherwise agreed between the parties, Seller and Buyer agree to reimburse each other for reasonable, documented out-of-pocket expenses incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.5(c).

Section 5.6                                    Commercially Reasonable Efforts.

(a)                                 Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable, the transactions contemplated hereby and to cause the conditions to this Agreement set forth in Article VI to be satisfied, including, but not limited to:

(i)                                     the obtaining of necessary actions, consents, terminations or expirations of waiting periods, waivers or approvals from Governmental Entities, Program Lenders, Investors or other Persons reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with the Governmental Entities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval from, or to avoid an Action by, any Governmental Entity, Program Lenders, Investors or other Persons reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement; and

(ii)                                  the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in accordance with the terms of this Agreement and to fully carry out the intent of this Agreement.

(b)                                 Without limiting the foregoing, (x) Seller shall, and shall cause the ACRE Companies, on the one hand, and (y) Buyer shall, on the other hand:

(i)                                     promptly, but in no event later than thirty (30) days after the date of this Agreement (unless extended by mutual agreement of the parties) make their respective Regulatory Filings, and thereafter make any other required submissions;

(ii)                                  timely make all filings of application or notices contemplated by the Seller Disclosure Schedule, furnishing information required in connection therewith and seeking to obtain all such consents, Permits, authorizations or approvals; and

(iii)                               use commercially reasonable efforts to offer to take, or cause to be taken, all other necessary, proper or advisable actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve or respond to any objection, request or inquiry, if any, as may be asserted with respect to the transactions contemplated by this Agreement by any Governmental Entity, including taking all commercially reasonable actions to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to (A) agree to divest any of its operations or assets, agree to divest or hold separate any operations or assets of the ACRE Companies, or agree to any limitations on the ability of it or any of its Affiliates to acquire, hold or exercise full rights of ownership of, any equity securities of the ACRE Companies, or (B) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any Law.

(c)                                  Subject to applicable limitations under Law and the instructions of any Governmental Entity or Program Lender, each party shall keep the other party reasonably informed of the status of any of the foregoing, including furnishing, on a reasonably timely basis, the other with copies (or if not written, inform the other) of (i) notices, inquiries or other communications related to the transactions contemplated by this Agreement or the Ancillary Agreements between Seller or Buyer, as the case may be, or any of their respective Affiliates, any third party and/or any Governmental Entity or Program Lender, and (ii) all written instruments or documents evidencing any Governmental Entity or Program Lender approvals or other consents of third parties made or obtained by such party in connection with the transactions contemplated by this Agreement.  Seller, on the one hand, and Buyer, on the other hand, shall permit counsel for the other party reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other party in connection with any proposed written or any oral communication to any Governmental Entity or Program Lender to the extent such communications are related to the transactions contemplated by this Agreement or the Ancillary Agreements.  Seller, on the one hand, and Buyer on the other hand, each agrees to furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or Program Lender to the extent related to the transactions contemplated by this Agreement or the Ancillary Agreements.  Such materials and the information contained therein that are competitively sensitive or otherwise of a sensitive nature shall be given only to the outside legal counsel of the other party and will not be disclosed by such outside counsel to any Representatives of their respective client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(d)                                 Each of Buyer and Seller shall give (or shall cause the ACRE Companies to give) any notices to third parties, and Buyer and Seller shall use, and cause the ACRE Companies to use, their commercially reasonable efforts to obtain any third party consents not otherwise covered by the foregoing reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)                                  Notwithstanding anything in this Agreement (including this Section 5.6) to the contrary, none of Buyer or any of its Affiliates shall be obligated to, and Seller shall not and shall cause the ACRE Companies not to, without the prior written consent of Buyer, (i) incur any liability, (ii) divest any assets or liabilities (including any properties owned by Buyer or their Affiliates), (iii) commence or threaten to commence any litigation, (iv) agree to any amendment to this Agreement or any Ancillary Agreement, (v) except as provided in Section 9.6, make any payment or otherwise pay any consideration, offer or grant any accommodation (financial or otherwise) or (vi) agree to commit to any of the foregoing.

Section 5.7                                    Termination of Insurance Coverage; Intercompany Accounts.

(a)                                 Prior to the Closing, Seller shall provide information reasonably requested by Buyer to assist in Buyer’s efforts to obtain for the ACRE Companies, at Buyer’s expense, insurance policies (“Buyer Insurance Policies”) that are substantially similar to those set forth on Section 3.10(a) of the Seller Disclosure Schedule to take effect on the Closing Date.  Seller hereby agrees that if requested by Buyer in writing prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain, at Buyer’s sole expense, (i) “tail” coverage for any of the existing Insurance Policies and name Buyer and the Company as an insured under such “tail” coverage or (ii) continuation of coverage or “tail” coverage for any Company Benefit Plan for a period of up to sixty (60) days following the Closing, it being understood that Seller shall have no obligations to obtain any continuation of coverage or “tail” coverage in the event that the insurer under such existing Insurance Policy or provider under such Company Benefit Plan shall not agree to provide such coverage.

(b)                                 Prior to the Closing, with respect to all pending Losses and, to the Knowledge of Seller, threatened Losses of the ACRE Companies, Seller shall use commercially reasonable efforts to (i) cause the ACRE Companies to continue to make claims to mitigate such Losses under the Insurance Policies set forth on Section 3.10(a) of the Seller Disclosure Schedule and (ii) reserve in the accounts of the ACRE Companies amounts for costs related to deductibles for such Losses, each in the ordinary course of business of the Company consistent with past practice.

(c)                                  All Intercompany Accounts as of the Closing shall be eliminated (by way of cash settlement or otherwise in a manner acceptable to Buyer).

Section 5.8                                    Employment Matters.

(a)                                 To the extent permitted by Law and applicable Tax qualification requirements, and subject to any applicable break in service or similar rule, all individuals who continue to be employed by the Company following the Closing (each such employee, a “Continuing Employee”) shall receive full credit for purposes of eligibility, vesting and determination of the level of benefits (but not for purposes of early retirement subsidies) under any employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (other than any retirement plans or retiree medical plans or programs), instituted, sponsored or maintained by the Company or Buyer, as applicable, that such employees may be eligible to participate in on or after the Closing Date for such Continuing Employee’s service with the Company or any predecessor to the same extent recognized by the Company immediately prior to the Closing Date under the corresponding Company Benefit Plan; provided, that the foregoing shall not result in the duplication of benefits for the same period of service.

(b)                                 The parties acknowledge and agree that Buyer may, but is not required to, enter into negotiations with those Company Employees set forth on Section 5.8(b) of the Buyer Disclosure Schedule, together with any other Company Employees mutually agreed with Seller (at Seller’s sole discretion), prior to the Closing Date regarding the terms and conditions of such Company Employees’ employment with the Company after the Closing Date.

(c)                                  The parties acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company, or (B) to continued employment following the Closing Date; or (ii) change the at-will employment status of any Company Employee who is an at-will employee.  Notwithstanding anything in this Section 5.8 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or shall limit the right of the Company or Buyer, or require the Company or Buyer, to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 5.9                                    Tax Matters.

(a)                                 Tax Returns.  Seller shall prepare and file or cause to be prepared and filed (in a manner consistent with past practices) when due (taking into account all extensions properly obtained) all Tax Returns of the ACRE Companies for all taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”), and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns (except to the extent such Taxes were taken into account in the determination of Final Net Working Capital and resulted in a reduction to the Purchase Price), provided, that Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) any Pre-Closing Tax Returns that Seller has prepared or caused to be prepared that are due after the Closing Date,  provided, further, that no Pre-Closing Tax Return shall be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall prepare and file or cause to be prepared and filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by the ACRE Companies after the Closing Date (other than the Pre-Closing Tax Returns).

(b)                                 Tax Indemnification.  Seller shall pay or cause to be paid, and shall indemnify and hold harmless, Buyer and its Affiliates (including the ACRE Companies following the Closing) from and against any Losses arising out of or in connection with (i) Taxes of the ACRE Companies for any Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unity group of which any ACRE Company (or any predecessor of the foregoing) is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) Taxes of any Person imposed on an ACRE Company as a transferee or successor, by Contract or pursuant to any Law, rule or regulation or otherwise, which Taxes relate solely to an event or transaction occurring on or before the Closing Date, and (iv) the breach of or the failure to perform (or cause to have performed) any of the covenants contained in this Section 5.9 or Section 5.1(a)(23); provided, that the Buyer shall have no indemnification rights under (A) clauses (i)-(iii) to the extent such Taxes were included as liabilities in the calculation of Final Net Working Capital and resulted in a reduction to the Purchase Price, or (B) this Agreement to the extent such Taxes relate to the Company and ACRE Capital Corp with respect to any period prior to the Acquisition Date; provided, however, that any Taxes for which Seller is indemnified pursuant to the ACRE Capital Acquisition Agreement shall be subject to indemnification and shall not be subject to this clause (B).  Seller shall pay such amounts as it is obligated to pay to Buyer under the preceding sentence at least ten (10) Business Days prior to the payment of any applicable Tax liability by Buyer or (following the Closing) the ACRE Companies, as applicable.

(c)                                  Straddle Periods.  For purposes of Section 5.9, whenever it is necessary to determine the allocation of liability for Taxes of the ACRE Companies for a Straddle Period, the determination of the Taxes of the ACRE Companies for the Pre-Closing Tax Period portion of the Straddle Period shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period, and (y) in the case of any Tax based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount which would be payable if the Pre-Closing Tax Period portion of the Straddle Period ended on the Closing Date.  Buyer and Seller agree that if the ACRE Companies are permitted under any applicable U.S. federal, state or local income Tax Law to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat (and cause their respective controlled Affiliates (including the ACRE Companies) to treat) the Closing Date as the last day of a taxable period.

(d)                                 Transfer Taxes.  All federal, state, local or foreign excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes and fees that are imposed or assessed on the sale of the Outstanding Units, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, “Transfer Taxes”), shall be paid equally, by Seller on the one hand, and Buyer, on the other hand. Buyer, or Seller if required by applicable Law, shall duly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax, and provide to the other party upon request evidence of timely filing and payment of such Transfer Taxes.

(e)                                  Cooperation.  Buyer and Seller shall reasonably cooperate, and shall cause their respective Representatives, controlled Affiliates, and such Affiliates’ respective Representatives to reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller each recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller each agree (i) to properly retain and maintain such records until (A) such time as Buyer and Seller agree in writing that such retention and maintenance is no longer necessary or (B) the expiration of the statute of limitations and (ii) to allow each of the other parties hereto and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

(f)                                   Survival.  Notwithstanding any other provision of this Agreement, (i) the obligations of the parties set forth in this Section 5.9 shall remain in effect until thirty (30) days following the expiration of the applicable statutes of limitations, and (ii) the representations and warranties contained in Section 3.12 (Taxes) shall survive until thirty (30) days following the expiration of the applicable statute of limitations.

(g)                                  Tax Contests.  If, subsequent to the Closing, any of Buyer or an ACRE Company receives notice of a claim by any Tax Authority that, if successful, might result in an indemnity payment pursuant to Article V (a “Tax Claim”), then within five (5) Business Days after receipt of such notice, Buyer or such ACRE Company, as the case may be, shall give written notice of such Tax Claim to Seller; provided, however, that the failure of such party to give timely notice shall not prevent such party from making an indemnity claim hereunder, except to the extent (if any) such failure actually and materially prejudiced Seller.  Seller shall have the right to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period (excluding any Straddle Period); provided, however, that Buyer shall be entitled to participate in the defense of such Tax claim at its own expense and Seller shall not settle or resolve such Tax Claim without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller and Buyer shall jointly control the conduct and resolution of any Tax Claim relating to a Straddle Period.  If Seller elects not to control the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period (other than a Straddle Period), or to participate in the conduct and resolution of any Tax Claim relating to a Straddle Period, Seller shall notify Buyer in writing and Buyer shall have the right to control the conduct and resolution of such Tax Claim; provided that Buyer shall not settle or resolve such Tax Claim without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the indemnification provisions herein, each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.  For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 5.9(g) and the provisions of Section 8.5, the provisions of this Section 5.9(g) shall govern.

(h)                                 Refunds.  Any refunds of Taxes (including any interest paid thereon) for a Pre-Closing Tax Period received by any ACRE Company or by Seller with respect to any ACRE Company or credited to any ACRE Company, net of any third-party cost to Buyer or its Affiliates attributable to the obtaining and receipt of such refund (“Seller’s Refunds”), shall be for the benefit of Seller, and Buyer shall cause the applicable ACRE Company to pay over to Seller any Seller’s Refunds promptly upon receipt thereof; provided, however, a Seller’s Refund shall be for the benefit of Buyer rather than Seller and shall not be paid to Seller, and if received by Seller or any of its Affiliates, shall be remitted to Buyer, to the extent that Seller’s Refund (i) was included as an asset in determining Net Working Capital or (ii) is attributable to the carry back of a loss or other Tax attribute from a Post-Closing Tax Period.

(i)                                     Tax Treatment of Indemnity Payments.  Buyer and Seller shall treat any payments that Buyer or Seller receive pursuant to this Agreement as an adjustment to the Purchase Price for income Tax purposes, unless otherwise required by applicable Law.

(j)                                    TRS Election Revocation.  Seller agrees to use commercially reasonable efforts to provide to Buyer at or prior to the Closing a properly executed IRS Form 8875 revoking the “taxable REIT subsidiary” election of Parent (and ACRE Capital Corp) with Seller effective as of immediately following the Closing Date.

(k)                                 Conflicts.  Notwithstanding any other provision of this Agreement, in the event of a conflict between this Section 5.9 and any other provision of this Agreement, this Section 5.9 shall govern and control.  For the avoidance of doubt, except as set forth in Section 8.4(d), the limitations in Section 8.4 shall not apply to claims under Section 5.9(b).

Section 5.10                             Notification of Certain Matters.

(a)                                 To the extent permitted by applicable Law, Buyer and Seller shall promptly notify each other in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; (ii) any notice or other communication received by such party (1) by any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, (2) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to Seller, the ACRE Companies, the Business or Buyer, or (3) relating to issued or pending Program Lender licenses and/or material changes to any methodology used to calculate reserve amounts required to be maintained by the ACRE Companies; (iii) any material Actions commenced or, to such party’s knowledge, threatened against or involving such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby; and (iv) any knowledge by Seller of any facts or occurrences, or alleged facts or occurrences, including but not limited to knowledge of any present or threatened legal action or claim, which would constitute a breach of any representation and warranty in Section 3.4 or Section 3.19; provided, however, that, except as set forth in Section 5.10(b), no such notification shall affect the representations, warranties, covenants, agreements of the parties or the conditions to the obligations of the parties herein.  In addition, prior to Closing, Seller shall provide to Buyer periodic informational updates (and in any event no less frequently than once per calendar month) regarding the all Mortgage Loans that are subject to the Master Loss Sharing Agreement (including without limitation updates from management regarding actions taken by the ACRE Companies with respect to the such Mortgage Loans and any prepared loss calculations relating to such Mortgage Loans), and, following Closing, Buyer shall provide periodic informational updates regarding the amount of losses it has incurred in respect of all Mortgage Loans that are subject to the Master Loss Sharing Agreement (and in any event no less frequently than once per calendar quarter); provided, however, that no such informational updates shall affect the representations, warranties, covenants, agreements of the parties or the conditions to the obligations of the parties herein.

(b)                                 From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 5.11                             Non-Competition; Non-Solicitation; No-Hire.

(a)                                 For a period of two (2) years following the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, without Buyer’s prior written consent, directly or indirectly, engage in, own (or acquire) any equity interest in, manage or operate anywhere in the United States, the business of originating and servicing multi-family mortgage loans on behalf of Government Sponsored Program Lenders as conducted by the ACRE Companies as of the date hereof (a “Competing Business”); provided, however, that notwithstanding the foregoing, Seller and its Affiliates shall not be restricted from:

(i)                                     owning or holding, directly or indirectly, beneficially or of record any outstanding Indebtedness or equity of any Person so long as it does not have a controlling interest in or an active participation in the business of such Person or the right to serve on, or elect one or more members to, such Person’s board of directors and committees of such board; provided that each such ownership interest is an interest with respect to which Seller or its Affiliates owns less than five percent (5%) of the outstanding voting securities (including convertible securities) of such Person;

(ii)                                  acquiring, and thereafter owning, holding, controlling or investing in, directly or indirectly, any business or Person that is engaged in the Competing Business so long as, (1) such business or Person is not primarily engaged in a Competing Business and (2) for the most recent fiscal year ending prior to the date of such acquisition, the revenues of such business or Person so owned, held or controlled that were derived from a Competing Business were less than twenty percent (20%) of the aggregate revenues of the combined business (i.e., the revenues of (x) the Seller (on a consolidated basis) plus (y) the business or Person so owned, held or controlled); or

(iii)                               originating and/or arranging for the origination of loans with respect to which (x) Seller or any of its Affiliates is a general partner or managing member of the borrower of such loan or (y) Seller or any of its Affiliates syndicate federal low income housing tax credits, the proceeds of which are used to provide equity with respect to the underlying properties;

provided, further that the provisions of this Section 5.11(a) are not intended to restrict an acquisition of Seller.

(b)                                 For a period of two (2) years following the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to:

(i)                                     employ or solicit for employment in any future or existing business of Seller or its Affiliates or otherwise induce to leave their employment, any employee of the Company as of the Closing Date; provided, however, that (x) without limiting the foregoing prohibitions on hiring, nothing in this Section 5.11(b)(i) shall prohibit Seller from making general solicitations of employment not specifically directed to such employees and (y) nothing in this Section 5.11(b)(i) shall prohibit Seller or any of its Affiliates from hiring any such employee at any time after the six (6) month anniversary of the date such employee ceases to be employed by the Company; provided that the commencement of employment discussions with Seller or its Affiliates does not occur prior to such time and Seller was not then in breach of the provisions of this Section 5.11(b)(i) with respect to such employee; or

(ii)                                  knowingly encourage any client of the Company on the Closing Date to stop or curtail its business in its current scope with the Company following the Closing.

(c)                                  The nature and scope of the foregoing protections have been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are an essential element of this Agreement and that adequate compensation has been received by each Seller for such obligations.  If, however, for any reason any court determines that any such restrictions are invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction, and the offending provision shall be modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.11 as will render such restrictions valid and enforceable.

(d)                                 In the event of a breach or threatened breach of this Section 5.11, Buyer shall be entitled, without the posting of a bond, to seek an injunction restraining such breach or threatened breach.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

Section 5.12                             Non-Disparagement.  (a) Seller shall not, and shall use commercially reasonable efforts to cause its controlled Affiliates and its and their respective senior employees not to, directly or indirectly, defame or disparage the Business or Buyer or its Affiliates with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and (b) Buyer shall not, and shall use commercially reasonable efforts to cause its controlled Affiliates and its and their respective senior employees not to, directly or indirectly, defame or disparage Seller or its Affiliates (including the ACRE Companies) with respect to the operation of the Business prior to the Closing, or the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, including the strategic plans, products, practices, policies, personnel or any other internal matter of the Business, or otherwise speak of any of the foregoing in a disparaging manner to any Person or in any medium.  Notwithstanding anything contained herein to the contrary, the foregoing shall not (i) prevent Buyer, Seller or any of their respective Affiliates or Representatives from making any statement in good faith in connection with any Action to which such Person is a party or enforcing any of its rights under this Agreement or the Ancillary Agreements or (ii) apply to any statements agreed upon by Buyer and Seller in writing prior to the date hereof.

Section 5.13                             ACRE Companies Name Change.  To the extent any ACRE Company’s name contains any references to “ACRE,” “Ares” or any similar term as of the Closing, Buyer shall, as promptly as practicable but in no event later than December 31, 2016, cause such ACRE Company’s name to be changed to omit any references to “ACRE,” “Ares” or any similar term.

Section 5.14                             Assignment of Loan Loss Rights.  Prior to the Closing, Seller hereby covenants and agrees to assign all of its rights under Section 5.13 of the ACRE Capital Acquisition Agreement to Parent.

Section 5.15                             Mortgage Warehousing and Security Agreement.  Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain Bank of America, N.A.’s consent to the transactions contemplated by this Agreement and the Ancillary Agreements, pursuant to that certain Sixth Amended and Restated Mortgage Warehousing and Security Agreement, by and among the Company, Bank of America, N.A. and the lenders party thereto (the “Warehouse Line”), and Buyer shall cooperate with Seller in seeking such consent prior to the Closing; provided, however, that, at Buyer’s sole determination and request, Seller shall terminate the Warehouse Line and Buyer shall provide adequate cash or use the proceeds of a refinancing with another warehouse lender to repay all amounts outstanding under the Warehouse Line at the time of such termination.  Buyer shall reasonably cooperate with Seller in negotiating (x) a new warehousing agreement with respect to the Business or (y) a refinancing of the Warehouse Line, including by providing customary due diligence (including access to personnel), financial information (including projections) and other information reasonably requested by the potential warehouse lender for the purpose of such new warehousing agreement or refinancing, as applicable.

Section 5.16                             HSR Filings.

(a)                                 Buyer and Seller shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report forms (the “HSR Filings”) that Buyer determines may be required to file under the HSR Act, with respect to the transactions contemplated by this Agreement and the Ancillary Agreements no later than thirty (30) days following the date hereof.  The HSR Filings shall be in substantial compliance with the requirements of the HSR Act, and Buyer and Seller shall request early termination of the applicable waiting period under the HSR Act. Each of Buyer and Seller shall promptly take, and cause each of its Subsidiaries and controlled Affiliates and its and their respective Representatives to promptly take, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, all commercially reasonable actions to secure prompt U.S. federal, state and other government clearance under the HSR Act and any applicable Law.

(b)                                 Buyer and Seller each agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VI
CONDITIONS OF PURCHASE AND SALE

Section 6.1                                    Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)                                 Representations and Warranties and Covenants of Seller.

(i)                                     The representations and warranties of Seller (A) set forth in this Agreement (other than those set forth in Section 3.2(a), Section 3.3 and the first and second sentence of Section 3.9 which are addressed in clause (B) below) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date), other than for any such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect, (B) set forth in Section 3.2(a), Section 3.3 and the second sentence of Section 3.9 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date) and (C) set forth in the first sentence of Section 3.9 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (without giving effect to any qualifications as to materiality set forth therein);

(ii)                                  Seller shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and

(iii)                               From March 31, 2016 until the Closing Date, there shall not have occurred a Material Adverse Effect.

(b)                                 No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no Order of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(c)                                  Regulatory Filings.  Buyer shall have received the consents and approvals of the Program Lenders set forth on Section 3.4 of the Seller Disclosure Schedule, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

(d)                                 Third-Party Consents and Approvals.  All consents, approvals, waivers or notices as set forth on Section 6.1(d) of the Buyer Disclosure Schedule shall have been obtained or provided (as applicable).

(e)                                  Closing Deliveries.  Seller shall have delivered to Buyer all of the items required by Sections 2.3(b)(i), 2.3(b)(vi) and 2.3(b)(x).

(f)                                   Seller shall have provided evidence reasonably satisfactory to Buyer that all Indebtedness between any ACRE Company and Seller has been (or will be upon receipt of the Purchase Price) repaid in full.

Section 6.2                                    Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a)                                 Representations and Warranties and Covenants of Buyer.

(i)                                     The representations and warranties of Buyer (A) set forth in this Agreement (other than those set forth in Section 4.2 which are addressed in clause (B) below) shall be true and correct (without giving effect to any qualifications as to materiality set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date), other than for any such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and (B) set forth in Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need only be true and correct as of such specified date); and

(ii)                                  Buyer shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(b)                                 No Prohibition.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no Order of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(c)                                  Regulatory Filings.  Seller shall have received the consents and approvals of the Program Lenders set forth on Section 3.4 of the Seller Disclosure Schedule, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

(d)                                 Closing Deliveries.  Buyer shall have delivered to Seller all of the items required by Sections 2.3(a)(i) and 2.3(a)(ii).

ARTICLE VII
TERMINATION

Section 7.1                                    Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by Seller, on the one hand, or Buyer, on the other hand, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 2016 (such date, the “Outside Date”); provided that the Outside Date may be extended by Buyer or Seller for up to two (2) successive thirty (30) day periods by giving written notice thereof if the only conditions to Closing that have not been satisfied (and are capable of being satisfied other than at the Closing) are those set forth in Section 6.1(c) or Section 6.2(c), as applicable, and the parties are continuing to diligently pursue such consent and approvals in good faith; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed prior to or at the Closing has been the principal cause of, or resulted in, the failure or delay of the Closing to occur;

(c)                                  by Seller, on the one hand, or Buyer, on the other hand, by giving written notice of such termination to the other party, if any Governmental Entity shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law, Order or other action shall have become final and non-appealable;

(d)                                 by Seller, on the one hand, or Buyer, on the other hand, by giving written notice of such termination by the other party, if such terminating party receives written notice from a Program Lender or Governmental Entity, as applicable, that such Program Lender or Governmental Entity will not issue, consent or otherwise approve the Regulatory Filings set forth on Section 3.4 of the Seller Disclosure Schedule; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed prior to or at the Closing has been the principal cause of, or resulted in, the failure or delay of the Closing to occur;

(e)                                  by Buyer, by giving written notice of such termination to Seller, if it is not then in breach of its obligations under this Agreement, in any material respect, and if (i) any of the representations and warranties of the Company or Seller herein are or become untrue or incorrect such that the condition set forth in Section 6.1(a)(i) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of Seller of any of its covenants or agreements herein such that the condition set forth in Section 6.1(a)(ii) would be incapable of being satisfied by the Outside Date, if capable of being cured, shall not have been cured by the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is 30 calendar days after receipt by Seller of notice in writing from Buyer specifying the nature of such breach;

(f)                                   by Seller, by giving written notice of such termination to Buyer, if it is not then in breach of its obligations under this Agreement, in any material respect, and if (i) any of the representations and warranties of Buyer herein are or become untrue or inaccurate such that the condition set forth in Section 6.2(a)(i) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of Buyer of any of its covenants or agreements herein such that the condition set forth in Section 6.2(a)(ii) would be incapable of being satisfied by the Outside Date, if capable of being cured, shall not have been cured by the earlier of (A) the Business Day prior to the Outside Date and (B)

the date that is 30 calendar days after receipt by Buyer of notice in writing from Seller specifying the nature of such breach; and

(g)                                  by Buyer, by giving written notice of such termination to Seller, if there shall have been a Material Adverse Effect and Buyer shall have exercised its right to terminate the Agreement pursuant to this Section 7.1(g) within ten (10) days following Buyer becoming aware of such Material Adverse Effect.

Section 7.2                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement by a party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto or their respective Affiliates,  Representatives, directors, officers or employees, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Article I, Section 5.4(a), this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement; provided, however, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement.

(b)                                 In the event that either Buyer or Seller shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(d) as a result of the failure to receive the consent or approval of any Program Lender required by Section 6.1(c) or Section 6.2(c), as applicable, (i) if the failure to receive such consent or approval was primarily due to (A) Seller failing to use its commercially reasonable efforts to obtain such consent or approval, (B) Seller failing to provide a Program Lender with any information reasonably requested in connection therewith that was available to Seller, or (C) any Program Lender advising Seller in writing that the primary reason for its failure to grant such consent or approval was due to the identity or past or present actions of Seller, Seller shall pay to Buyer an amount equal to the aggregate reasonable and documented out-of-pocket expenses (excluding fees or commissions to any broker, investment banker, financial advisor or other Person providing similar services, but including any reimbursement of out-of-pocket expenses paid to such Persons) incurred by Buyer and its Affiliates up to an aggregate maximum amount of $1.6 million in connection with the investigation, evaluation, documentation and negotiation of this Agreement and the transactions contemplated hereby within five (5) Business Days of receipt of the documentation for such expenses and (ii) if the failure to receive such consent or approval was primarily due to (A) Buyer failing to use its commercially reasonable efforts to assist Seller in obtaining such consent or approval, (B) Buyer failing to provide a Program Lender with any information reasonably requested in connection therewith that was available to Buyer, or (C) any Program Lender advising Seller in writing that the primary reason for its failure to grant such consent or approval was due to the identity or past or present actions of Buyer, Buyer shall pay to Seller an amount equal to the aggregate reasonable and documented out-of-pocket expenses (excluding fees or commissions to any broker, investment banker, financial advisor or other Person providing similar services, but including any reimbursement of out-of-pocket expenses paid to such persons) incurred by Seller and its Affiliates up to an aggregate maximum amount of $1.0 million in connection with the investigation, evaluation, documentation and negotiation of this Agreement and the transactions contemplated hereby within five (5) Business Days of receipt of the documentation for such expenses.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                    Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing in full force and effect until the date that is eighteen

(18) months after the Closing Date, except: (a) those representations and warranties contained in Section 3.1 and Section 4.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 3.3 and Section 4.2 (Authorization and Enforceability), Section 3.22 and Section 4.8 (Brokers’ Fees), shall survive the Closing indefinitely; (b) the representations and warranties set forth in Section 3.14 (Labor) and Section 3.16 (Company Benefit Plans) shall survive the Closing until the sixtieth (60th) day after the expiration of the applicable statute of limitations; (c) the representations and warranties contained in Section 3.12(e) and Section 3.12(o) (Taxes) shall survive for the period set forth in Section 5.9(f), (such representations and warranties set forth in the foregoing clauses (a), (b) and (c) of this Section 8.1 are hereinafter referred to as the “Fundamental Representations”) and (d) the covenants contained in this Agreement that are to be performed following the Closing shall survive the Closing in accordance with their terms; provided, however, to the extent any claim for indemnification with respect to a breach of any representation or warranty has been made in accordance with Section 8.5 prior to the date that the representation or warranty would no longer survive (absent such claim for indemnification), then the matters covered by such claim shall be deemed to survive until the claim for indemnification has been satisfied or otherwise resolved.

Section 8.2                                    Indemnification of Buyer.  Subject to the limitations set forth herein, with effect from the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective Representatives in their capacity as such (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses resulting or arising from or in connection with (a) any breach of any representation or warranty made by Seller set forth in this Agreement (other than the applicable Fundamental Representations), (b) any breach of the Fundamental Representations made by Seller set forth in this Agreement (in the case of each of clause (a) and clause (b) of this Section 8.2 (other than respect to the first sentence of Section 3.9), provided that for the sole purpose of determining Losses arising from such a breach (and not for determining whether any breach of any representation or warranty has occurred), the amount of such Losses shall be determined without regard to any Material Adverse Effect or materiality (or words of similar import) qualification contained in the representations or warranties), or (c) any nonfulfillment of, or failure by Seller to perform or fulfill, any of its covenants or agreements required to be performed by such party under this Agreement or the Ancillary Agreements.

Section 8.3                                    Indemnification of Seller.  Subject to the limitations set forth herein, with effect from the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives in their capacity as such (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses resulting or arising from or in connection with (a) any breach of any representation or warranty made by Buyer set forth in this Agreement (other than the applicable Fundamental Representations), (b) any breach of the Fundamental Representations made by Buyer set forth in this Agreement (in the case of clause (a) and clause (b) of this Section 8.3, , provided that for the sole purpose of determining Losses arising from such a breach (and not for determining whether any breach of any representation or warranty has occurred), the amount of such Losses shall be determined without regard to any materiality (or words of similar import) qualification contained in the representations or warranties), or (c) any nonfulfillment or failure by Buyer to perform or fulfill, any of its covenants or agreements required to be performed by such party under this Agreement or the Ancillary Agreements.

Section 8.4                                    Limitations.

(a)                                 Limitations of Buyer Indemnified Parties.  Subject to Section 8.4(c) and Section 8.4(d), and except as provided in Section 5.9:

(i)                                     no amounts shall be payable as a result of any claim arising under Section 8.2(a) unless and until the Buyer Indemnified Parties have suffered, incurred,

sustained or become subject to Losses in excess of $465,000 in the aggregate (the “Buyer Threshold”), in which case the Buyer Indemnified Party may bring claims for all such Losses in excess of the Buyer Threshold;

(ii)                                  no claim for Losses under Section 8.2(a) arising from a single event or a series of related events may be brought by Buyer Indemnified Parties unless (A) the amount of such claim or series of related claims is in excess of $25,000 (the “Buyer De Minimis Claim Amount”) or (B) the aggregate of such Losses not exceeding the Buyer De Minimis Claim Amount exceeds $100,000 (the “Buyer Aggregate De Minimis Claim Amount”), in which case the Buyer Indemnified Party may bring a claim for all such Losses subject to the limitation set forth in clause (i) above;

(iii)                               the maximum liability of Seller under Section 8.2(a)  shall not exceed $13,950,000 in the aggregate (the “Buyer Indemnity Amount”); and

(iv)                              Except in the case of actual fraud, willful misconduct or intentional misrepresentation, the maximum liability of Seller under Section 8.2(b) or Section 8.2(c) shall be the Purchase Price.

(b)                                 Limitations of Seller Indemnified Parties.  Subject to Section 8.4(c), and except as provided in Section 5.9:

(i)                                     no amounts shall be payable as a result of any claim arising under Section 8.3 unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses in excess of $465,000 in the aggregate (the “Seller Threshold”), in which case the Seller Indemnified Party may bring a claim for all such Losses in excess of the Seller Threshold;

(ii)                                  no claim for Losses under Section 8.3 arising from a single event or a series of related events may be brought by Seller Indemnified Parties unless (A) the amount of such claim or series of related claims is in excess of $25,000 (the “Seller De Minimis Claim Amount”) or (B) the aggregate of such Losses not exceeding the Seller De Minimis Claim Amount exceeds $100,000 (the “Seller Aggregate De Minimis Claim Amount”), in which case the Seller Indemnified Party may bring a claim for all such Losses subject to the limitation set forth in clause (i) above;

(iii)                               the maximum liability of Buyer under Section 8.3(a),  as applicable, shall not exceed $13,950,000 in the aggregate (the “Seller Indemnity Amount”); and

(iv)                              Except in the case of actual fraud, willful misconduct or intentional misrepresentation, the maximum liability of Buyer under Section 8.3(b) or Section 8.3(c) shall be the Purchase Price.

(c)                                  Notwithstanding the foregoing, the Buyer Threshold, Buyer Indemnity Amount, Buyer Aggregate De Minimis Claim Amount, Buyer De Minimis Claim Amount, Seller Threshold, Seller Indemnity Amount, Seller Aggregate De Minimis Claim Amount and Seller De Minimis Claim Amount shall not apply to Losses arising out of, relating to or resulting from actual fraud, willful misconduct or intentional misrepresentation.

(d)                                 For the avoidance of doubt, the limitations set forth in this Section 8.4 shall not apply to any amounts payable by Seller under Section 5.9 or Section 8.7; provided, that the aggregate amounts payable thereunder when combined with the amounts paid by Seller under this Article VIII shall not exceed the Purchase Price in the aggregate, except in the case of actual fraud, willful misconduct or intentional misrepresentation.

Section 8.5                                    Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a)                                 If an Indemnified Party intends to seek indemnification under this Article VIII for any matter not involving a Third Party Claim, it shall promptly (but in any event within thirty (30) days after is becomes aware of such claim) notify the Indemnifying Party in writing of the facts and circumstances giving rise to such claim (including copies of all material written evidence thereof and the estimated amount, if practicable, of the Losses that have been or may sustained by the Indemnified Party).  Such notice shall specify in reasonable detail (to the extent practicable based on information reasonably available at such time) the basis of the claim.

(b)                                 In the event that a claim by a third party against the Indemnified Party (a “Third Party Claim”) is brought against an Indemnified Party for which indemnification is provided under this Article VIII, and such Indemnified Party intends to seek such indemnity, then such Indemnified Party shall, promptly (but in any event within thirty (30) days after receipt of such Third Party Claim or ten (10) days after receipt in the event the Third Party Claim is in the form of a formal complaint or other similar filing is filed with a court of competent jurisdiction and served on an Indemnified Party), notify the Indemnifying Party in writing of such Third Party Claim, which notice shall specify in reasonable detail (to the extent practicable based on information reasonably available at such time) the facts and circumstances pertaining thereto (including copies of all material written evidence thereof and the estimated amount, if practicable, of the Losses that have been or may sustained by the Indemnified Party) and the basis for the Indemnified Party’s right to indemnification; provided, however, that any delay or failure by such Indemnified Party to give such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced by such delay or failure.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Indemnified Party of its intent to defend such Third Party Claim through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party. Upon delivery of such notice, (i) the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, (ii) the Indemnified Party shall be permitted to participate in such settlement or defense through counsel chosen by it in its sole discretion at its sole expense; provided, however, that the Indemnifying Party shall be responsible for such expense if (A) following petition by an Indemnified Party, a court of competent jurisdiction determines that a diligent, good faith defense is not being, or ceases to be, conducted by the Indemnifying Party, (B) the Indemnified Party has reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnified Party’s counsel has reasonably concluded and advised the Indemnified Party in writing that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, (D) the principal remedy sought by the Third Party Claim includes a remedy other than money damages or (E) the Third Party Claim seeks monetary damages in an amount that, based on an objective reasonable valuation, would exceed the then-remaining limit on the Indemnifying Party’s liability under Section 8.2 or Section 8.3, as and to the extent applicable, assuming all other pending claims for indemnification under Section 8.2 or Section 8.3, as applicable, would be paid in the amounts set forth in the claims set forth by the Indemnified Parties; provided further that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel for the Indemnified Parties (in addition to the Indemnifying Party’s own counsel) in connection with any Third Party Claims arising from the same facts and (iii) the Indemnifying Party shall be entitled to assume the defense and settlement of such Third Party Claim.

(c)                                  The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement or consent to entry of any judgment, in each case, unless such settlement or consent does not contain any admission of guilt or wrongdoing on the part of the Indemnified Party, does not by its terms include any specific restriction on the Indemnified Party or its Affiliates or the conduct of their respective businesses, is entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and includes as a term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any Third Party Claim unless it irrevocably waives its rights to indemnity under this Article VIII with respect to such claim or unless the Indemnifying Party shall have consented in writing to such payment or settlement.

(d)                                 The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing such employees and other Representatives of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.  In connection with a Third Party Claim, the Indemnifying Party or the Indemnified Party, as applicable, will, to the extent requested, reasonably cooperate with the Indemnified Party or the Indemnifying Party, respectively, to assert appropriate defenses in respect of statutes of limitations, if reasonably applicable.

Section 8.6                                    Losses Net of Third Party Recoveries.  The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies, but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, whether retrospective or prospective, that are certified by the underwriter to result from the claim for such proceeds) with respect to such Losses.  If any Indemnified Party recovers an amount from a third party in respect of an indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess of (i) the sum of (A) the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Loss plus (B) the amount received from the third party in respect thereof, less (ii) the full amount of such Losses.

Section 8.7                                    Additional Payments to Buyer.  In addition to its obligations set forth in Section 8.2, with effect from the Closing, Seller shall pay to Buyer the applicable amounts set forth on Schedule 8.7 if any of the events set forth on Schedule 8.7 shall occur.

Section 8.8                                    Exclusive Remedy.  Except as otherwise provided in this Agreement, this Article VIII shall be the sole and exclusive monetary remedy following the Closing for any breach of any representation, warranty or covenant in this Agreement, other than any remedies for actual fraud willful misconduct or intentional misrepresentation.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                    Assignment.  Except for an assignment to a wholly owned Subsidiary of Buyer, which shall not require the consent of any party hereunder, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of

Law or otherwise) without the prior written consent of the other party hereto; provided, however, that any permitted assignment by Buyer shall relieve Buyer of its obligations under this Agreement.  Any attempted assignment in contravention hereof shall be null and void.

Section 9.2                                    Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles of such state to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 9.3                                    Consent to Jurisdiction; Service of Process.  With respect to any Action relating to or arising from this Agreement or the transactions contemplated hereby, each party irrevocably (a) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York county (provided, that a final judgment in any such Action shall be conclusive and enforceable in other jurisdictions) and (b) waives any objection which it may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have any jurisdiction over such party.  The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.  Seller, on the one hand, and Buyer, on the other hand, irrevocably agree that service of any process, summons, notice or document by United States registered mail to such party’s address set forth in Section 9.4 shall be effective service of process for any Action in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.3.

Section 9.4                                    Notices.  All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, when delivered personally; (b) on the date the delivering party receives confirmation or no failure message is generated, if delivered by facsimile or electronic mail; (c) one (1) Business Day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) Business Days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Cornerstone Real Estate Advisers LLC
One Financial Plaza
Hartford, CT  06103-2604
Attention:  Scott Brown

                   Jamie Henderson

Fax:  (860) 509-2222

(860) 509-2224

Email: scottbrown@cornerstoneadvisers.com

            jameshenderson@cornerstoneadvisers.com

With a copy to

Cornerstone Real Estate Advisers LLC
One Financial Plaza
Hartford, CT  06103-2604

Attention:  General Counsel
Fax: (860) 509-2222
Email:  cjkarbowicz@cornerstoneadvisers.com

with copies (which copies shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Attention:  Elizabeth Shea Fries, Esq. and Mark S. Opper, Esq.

Boston, MA 02210

Fax: (617) 523-1231
Email: efries@goodwinprocter.com

            mopper@goodwinprocter.com

If to Seller, to:

Ares Commercial Real Estate Corporation
245 Park Avenue, 43rd Floor

New York, NY 10167

Attention:  Anton Feingold
Fax:  (212) 750-1777

With copies (which copies shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East

Los Angeles, CA  90067-3206

Attention:  Monica J. Shilling, Esq.
Fax:  (310) 557-2193
Email:  mshilling@proskauer.com

Section 9.5                                    Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6                                    Fees and Expenses.  Except as otherwise expressly specified in this Agreement or the applicable Ancillary Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated; provided, however, that (i) Buyer shall pay all costs related to the approval or transfer fee charged by a Program Lender in connection with the transactions contemplated by this Agreement up to a maximum aggregate amount of $600,000 and (ii) Seller shall pay all costs related to the approval or transfer fee charged by a Program Lender in connection with the transactions contemplated by this Agreement in excess of $600,000. Each of Buyer and Seller shall be liable for, shall pay or cause to be paid, fifty percent (50%) of all costs related to the HSR Filings.

Section 9.7                                    Entire Agreement.  This Agreement (including the exhibits and schedules hereto), collectively with the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between the parties with respect to such subject matter.

Section 9.8                                    Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed by Seller and Buyer.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 9.9                                    Third-Party Beneficiaries.  Except for the right of the Indemnified Parties and their successors and permitted assigns to indemnification pursuant to Article VIII, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 9.10                             Interpretation.  When a reference is made in this Agreement to the Preamble, to the Recitals, or to any Article, Section, Exhibit or Schedule such reference shall be to the Preamble or a Recital, Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and any rules, regulations or guidelines issued or promulgated thereunder.  Other than in Section 9.1, references to a Person are also to its permitted successors and assigns.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.11                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.12                             Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated.  Accordingly, each party agrees that, without posting bond or similar undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at Law would be adequate.   To the extent any party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the 20th Business Day following the resolution of such Action, if later than the date the Outside Date would otherwise occur pursuant to the terms hereof, or (b) such other time period established by the court presiding over such Action.

Section 9.13                             Counterparts; Facsimile Signatures.  This Agreement may be executed or delivered (including by facsimile or electronic mail in portable document format (“.pdf”) form transmission) in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.

Section 9.14                             WAIVER OF JURY TRIAL.  EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.  EACH OF BUYER AND SELLER MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION.

Section 9.15                             No Other Representations and Warranties.  The parties hereto acknowledge and agree that, except for the representations and warranties contained in Article III (including the related portions of the Seller Disclosure Schedule), none of Seller, any ACRE Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, any ACRE Company, any Affiliate of Seller or any ACRE Company or any of their respective Representatives, including any representation or warranty as to the accuracy or completeness of any information regarding the ACRE Companies furnished or made available to Buyer and its Affiliates and their respective Representatives (including any information, documents or material made available to Buyer in any electronic data room or otherwise, management presentations or in any other form in expectation of the transactions contemplated by this Agreement or any Ancillary Agreement) or as to the future revenue, profitability or success of any ACRE Company, or any representation or warranty arising from statute or otherwise in Law and, notwithstanding anything to the contrary in this Agreement, for all purposes Buyer expressly disclaims any reliance on any express or implied representations or warranties not contained in Article III (including the related portions of the Seller Disclosure Schedule).

Section 9.16                             Disclosure.  Capitalized terms used in the Seller Disclosure Schedule or the Buyer Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.  The specification of any Dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or Schedules, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule, or Exhibits attached hereto is not intended to imply that the amounts, whether higher or lower, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules, including the Seller

Disclosure Schedule or the Buyer Disclosure Schedule, or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedules, including the Seller Disclosure Schedule or the Buyer Disclosure Schedule, or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Schedules, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule, and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract).  Each section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, will be deemed to incorporate by reference all information disclosed in any other section of the applicable schedule to the extent that the applicability of such disclosed information to such other section(s) of such schedule is reasonably apparent on its face.

Section 9.17                             Representation of Seller and the ACRE Companies.  Each party acknowledges that Proskauer Rose LLP, counsel for Seller and the ACRE Companies, has in the past performed, is now performing and may continue to perform legal services for Seller and that, upon the Closing, Proskauer Rose LLP’s representation of the ACRE Companies (but not Seller) will terminate. Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, each ACRE Company) and its and their respective Representatives that, following the Closing, Proskauer Rose LLP may serve as counsel to Seller, any Affiliate of Seller or any Representative of any of the foregoing in connection with any matters related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, notwithstanding any representation by Proskauer Rose LLP prior to the Closing of the ACRE Companies.  Buyer, on its own behalf of on behalf of its Affiliates (including, after the Closing, each ACRE Company) and its and their respective Representatives, hereby (a) waives any claim any of them have or may have that Proskauer Rose LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including, after the Closing, each ACRE Company) or its or their respective Representatives, on the one hand, and Seller, any Affiliate of Seller or any of its or their respective Representatives, on the other hand, Proskauer Rose LLP may represent Seller, any Affiliate of Seller or any of its or their respective Representatives in such dispute even though the interests of such Person may be directly adverse to Buyer or its Affiliates (including, after the Closing, each ACRE Company) or its or their respective Representatives and even though Proskauer Rose LLP may have represented an ACRE Company in a matter substantially related to such dispute.  Buyer, on its own behalf and on behalf of its Affiliates (including, after the Closing, each ACRE Company) and its and their respective Representatives, further agrees that, as to all communications among Proskauer Rose LLP and any ACRE Company, Seller or any Affiliate of Seller or their respective Affiliates or Representatives, that relate in any way to the transactions contemplated by this Agreement or the Ancillary Agreements, the attorney-client privilege and the expectation of client confidence belongs to Seller or any such Affiliate or Representative and may be controlled by Seller or any such Affiliate or Representative and will not pass to or be claimed by Buyer or any of its Affiliates (including, after the Closing, any ACRE Company) or any of its or their respective Representatives.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, any ACRE Company) or any of its or their respective Representatives and a third party other than Seller, any Affiliate of Seller or any of its or their respective Representatives after the Closing, Buyer and its Affiliates (including, after the Closing, each ACRE Company) and its and their respective Representatives may assert the attorney-client privilege to prevent disclosure of confidential communications by Proskauer Rose LLP to such third party; provided, however, that neither Buyer nor any of its Affiliates (including, after the Closing, any ACRE Company) or any of its or their respective Representatives may waive such privilege without the prior written consent of Seller.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CORNERSTONE REAL ESTATE ADVISERS LLC

By:	/s/ James Henderson
	Name:	James Henderson
	Title:	Chief Investment Officer - Alternatives

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Robert Rosen
	Name:	Robert Rosen
	Title:	Interim Co-Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]